Offer to Purchase for Cash
                            Up To 2,474,576 Shares
           of Series A Senior Convertible Redeemable Preferred Stock
                         of iDine Rewards Network Inc.
                                      at
                             $10.62 Net Per Share

     iDine Rewards Network Inc., a Delaware corporation (the "Company," "iDine," "we," or "us"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal up to 2,474,576 shares, or 61.1%, of our currently outstanding Series A Senior Convertible Redeemable Preferred Stock, par value $0.10 per share ("Series A Preferred Stock"). We are offering to purchase the shares of Series A Preferred Stock at a purchase price of $10.62 per share, net to the sellers in cash, without interest thereon (the "Purchase Price"), subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (such offer to purchase being referred to herein as the "Offer").

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON JULY 15, 2002, UNLESS EXTENDED
                OR EARLIER TERMINATED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

     If at the Expiration Date, all of the conditions to the Offer are either satisfied or waived by us, we will buy up to 2,474,576 shares of Series A Preferred Stock on a pro rata basis from all tendering holders of the Series A Preferred Stock. All shares of Series A Preferred Stock tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, we have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (the "Schedule TO"), which contains additional information with respect to the Offer. Our Schedule TO, including exhibits and any amendments, may be examined and copies may be obtained, at the places and in the manner set forth in the section entitled "Where You Can Find Additional Information."

     In order to finance this Offer, we have offered and sold, in a private placement transaction, 3,000,000 shares of our common stock, par value $0.02 per share ("Common Stock"), to certain accredited investors (such offering to be referred to herein as the "New Offering"). See "THE OFFER, Section 9--Sources and Amounts of Funds."

     If you wish to tender your shares of Series A Preferred Stock, you should carefully follow the instructions described in "THE OFFER, Section 3--Procedures for Tendering Shares of Series A Preferred Stock", including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates, to the depositary for the Offer, American Stock Transfer & Trust Company.

--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS OF IDINE, ACTING UPON THE RECOMMENDATION OF ITS PREFERRED STOCK COMMITTEE, HAS APPROVED THE OFFER AND HAS DETERMINED THAT THE TRANSACTION WHICH IS THE SUBJECT OF THE OFFER IS FAIR TO THE UNAFFILIATED HOLDERS OF SERIES A PREFERRED STOCK. HOWEVER, NONE OF IDINE, ITS BOARD OF DIRECTORS OR THE PREFERRED STOCK COMMITTEE THEREOF MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF SERIES A PREFERRED STOCK PURSUANT TO THE OFFER.
--------------------------------------------------------------------------------

     As of June 12, 2002, there were 4,051,704 shares of Series A Preferred Stock outstanding. Our Series A Preferred Stock trades alongside our Common Stock on the Philadelphia Stock Exchange under the symbol "IRN PRA". The Series A Preferred Stock was convertible into 1.15622 shares of our Common Stock (exclusive of accrued "current dividends") on June 12, 2002, and will be convertible into 1.16174 shares of our Common Stock (exclusive of accrued "current dividends") on July 15, 2002, the currently scheduled expiration date of the Offer. Our Common Stock is also listed on the American Stock Exchange under the symbol "IRN".

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the information agent for the Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A stockholder whose shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has (a) approved or disapproved of this transaction; (b) passed upon the merits or fairness of this transaction; or (c) passed upon the accuracy or adequacy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

                           ------------------------
                    The Information Agent for the Offer is:

                                     [LOGO]
                            Georgeson GS Shareholder

              The date of this Offer to Purchase is June 13, 2002.

                              SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase and the accompanying Letter of Transmittal, but you should realize that it does not describe all of the details of this offer. We urge you to read the entire Offer to Purchase and the accompanying Letter of Transmittal because they contain the full details of this offer.

What are the classes and amounts of securities sought in this offer?

     We are offering to purchase up to 2,474,576 shares, or 61.1%, of our currently outstanding Series A senior convertible redeemable preferred stock.

Who is offering to buy my securities?

     iDine Rewards Network Inc. is offering to buy back its own Series A preferred stock.

How much will iDine pay me for my shares and in what form of payment?

     We are offering to pay $10.62 in cash for each one share of Series A preferred stock properly tendered and not properly withdrawn before the expiration date of the offer. This price is the product of $9.14 (the weighted average intraday trading price of our common stock on June 7, 2002) multiplied by 1.16174 (the conversion ratio, exclusive of accrued "current dividends", in effect on July 15, 2002, the currently scheduled expiration date of the offer). See "THE OFFER, Section 1--Terms of the Offer."

     We will make this payment as soon as practicable after the expiration date. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment.

     The conversion ratio of the Series A preferred stock will increase each day by 0.00017 shares of common stock per share of Series A preferred stock for each day following July 15, 2002 to reflect deferred dividends that accrue from the original expiration date through any rescheduled expiration date. As a result, the purchase price for each share of Series A preferred stock will increase by $0.001528 per day, and the maximum number of shares of Series A preferred stock we will purchase will decrease by 364 shares per day, in the event and for each day this offer is extended beyond July 15, 2002. For information regarding the manner in which the purchase price will be calculated, see "THE OFFER, Section 1--Terms of the Offer."

     If we decide to extend this offer, we will promptly announce the rescheduled expiration date and the revised purchase price and maximum number of shares of Series A preferred stock we will purchase. Any such extension will be for at least ten business days.

In what order will tendered shares be purchased? Will tendered shares be prorated?

     If, at the expiration date, more than 2,474,576 shares of Series A preferred stock are properly tendered and not withdrawn, and all of the other conditions are satisfied or waived, we will buy 2,474,576 shares of Series A preferred stock on a pro rata basis from all tendering holders of the Series A preferred stock. All shares of Series A preferred stock tendered and not purchased pursuant to the offer because of proration will be returned to the tendering holders at our expense as promptly as practicable following the expiration date. Under no circumstances will we pay interest on the purchase price, regardless of any extension of the offer or any delay in making payment. If all of the shares of Series A preferred stock that we are offering to purchase are tendered pursuant to the offer, there will be 1,577,128 shares of Series A preferred stock issued and outstanding following the close of the offer.

Have any stockholders agreed to tender their shares of Series A preferred stock?

     Yes. Samstock, L.L.C., which owns approximately 66% of the issued and outstanding shares of Series A preferred stock, has agreed to tender all of its shares in the offer. See "THE OFFER, Section 8--Stockholder Tender Agreement; Transactions and Arrangements Concerning the Series A Preferred Stock."

What if I do not tender my Series A preferred stock?

     If you do not tender your shares of Series A preferred stock:

     o You may choose to continue to hold your shares of Series A preferred stock as an investment. These securities will remain outstanding and continue to have all of the rights, preferences and privileges they have now. You will be entitled to receive regular quarterly dividends so long as you hold such shares until such time as the shares of Series A preferred stock are redeemed by us or you are required to convert your shares of Series A preferred stock into common stock. If you choose to hold your shares of Series A preferred stock, you will continue to assume the risk that the trading prices for our securities may decline in response to variations in our quarterly operating results, general conditions in the restaurant industry or the general economy, and other factors, including, without limitation, the consummation of this offer.

     o Alternatively, you may choose to convert your shares of Series A preferred stock into shares of common stock. As of June 12, 2002, the last full trading day before we announced our offer, each share of Series A preferred stock was convertible into 1.15622 shares of our common stock, which excludes accrued "current dividends". The converted value of each share of Series A preferred stock on such date was $10.75 per share (i.e., $9.30, the closing price for the Common Stock, multiplied by 1.15622 shares of Common Stock). You may incur certain costs and administrative delays incident to conversion, including applicable brokerage commissions, if you opt to convert your shares of Series A preferred stock into common stock and sell such shares of common stock.

     In addition, you should note that:

     o If we acquire every share that we are offering to purchase, there will still be 1,577,128 shares of Series A preferred stock issued and outstanding following the close of the offer. However, if, at any time, the number of public holders (excluding any of our officers, directors or affiliates) of Series A preferred stock falls below 100, the shares may no longer be eligible to be traded on the Philadelphia Stock Exchange or any other exchange. As a result, the liquidity of those preferred shares and the ability of a holder to get accurate market quotations for the shares of Series A preferred stock could be significantly reduced as a result of the offer. However, you will still have the right to convert your shares of Series A preferred stock at any time into shares of common stock. Our common stock is traded on both the American Stock Exchange and the Philadelphia Stock Exchange.

     o As of June 12, 2002, the closing price of our common stock was $9.30 per share. We have the right to require conversion of all shares of outstanding Series A preferred stock into shares of our common stock if the closing price of our common stock at any time after November 9, 2002 exceeds $4.82, plus accrued and unpaid current dividends, additional dividends, and deferred dividends, for thirty consecutive days. If our common stock continues to trade at prices in excess of this value, it is likely, but not certain, that we will require conversion of all shares of Series A preferred stock that remain outstanding after December 10, 2002.

     o At any time after November 9, 2004, we may elect to redeem all of the shares of Series A preferred stock then outstanding at a redemption price per share equal to $2.41 plus all accrued but unpaid current dividends, additional dividends and deferred dividends thereon.

     o We also have the right to require conversion if we complete an underwritten public offering of our equity securities which results in gross proceeds to us or selling stockholders of at least $20,000,000 and either the price to the public of the securities sold or the average of the high and low sales price of our common stock on the date of the closing of the public offering is not less than the Series A preferred stock conversion price then in effect. In addition, holders of a majority of the outstanding shares of Series A preferred stock have the right to require us to convert all outstanding shares of Series A preferred stock at any time. As majority holder of our Series A preferred stock, Samstock has the right to require such conversion but has not done so.

     See "SPECIAL FACTORS, Section 3--Plans for the Company after the Offer;
Section 4--Possible Effects of the Offer on Market for the Series A Preferred Stock; Stock Listing; Exchange Act Registration."

Has an independent financial advisor opined as to the fairness of the purchase price from a financial point of view to the unaffiliated holders of Series A preferred stock?

     Yes. Your board of directors has received a written opinion, dated June 10, 2002, from BMO Nesbitt Burns Corp. that, as of such date and based upon and subject to the assumptions, factors and limitations set forth in the opinion, the consideration being offered to the holders of Series A preferred stock (other than Samstock, L.L.C. and its affiliates) pursuant to the offer, is fair, from a financial point of view, to such holders. See "SPECIAL FACTORS,
Section 6--Fairness Opinion of BMO Nesbitt Burns."

Will dividends be paid on shares of Series A preferred stock purchased in the offer?

     We will pay regular cash dividends to the holders of our Series A preferred stock on July 1, 2002. In addition, the purchase price has been calculated to reflect the accrued deferred dividends from March 31, 2002 through the initial expiration of the offer. Stockholders who tender their shares in the offer will also receive current cash dividends for the period July 1 through the expiration date of the offer on the shares of Series A preferred stock they tender.

Why is iDine making the offer?

     The purpose of the offer is to enable us to reduce the number of outstanding shares of our Series A preferred stock, which we believe will simplify our capital structure, reduce the cash dividends we must pay, reduce further dilution of our common stock and increase our financial flexibility. The offer will also give holders of the Series A preferred stock, which is not actively traded, the opportunity to sell their shares at a current market price. See "SPECIAL FACTORS, Section 2--Purpose of the Offer."

Does iDine have the financial resources to pay me for my shares?

     We need approximately $26.28 million to purchase a maximum of 2,474,576 shares of Series A preferred stock. In order to finance the purchase of shares of Series A preferred stock pursuant to the offer, we plan to use the proceeds we received from the sale of 3,000,000 shares of our common stock in a private placement which closed on June 10, 2002. See "THE OFFER, Section 9--Sources and Amounts of Funds."

How will iDine's financial condition be affected by the offer?

     We have included "pro-forma" financial statements in this Offer to Purchase, which statements show the effect of the offer on our financial condition. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of iDine Inc. and Subsidiaries."

What are the most significant conditions of the offer?

     The offer is not conditioned on any minimum number of shares of Series A preferred stock being tendered. There is no financing condition to the offer. We can, however, terminate the offer, in our reasonable discretion, if, among other things, any of the following has occurred:

     o the threat or existence of a governmental or regulatory proceeding challenging the offer or that could materially and adversely affect us or prohibit, restrict or delay our offer;

     o the proposal, enactment or enforcement of an order, statute, rule, regulation, judgment or injunction by any court or governmental or regulatory authority that could materially adversely affect us or prohibit, restrict or delay our offer;

     o the occurrence or likely occurrence of any event affecting our business that might prohibit, restrict or delay our offer; or

     o a suspension or limitation on trading securities generally, or a significant decline in the price of our securities or securities generally, changes in political, economic or financial conditions that could adversely affect us or the trading of our stock, a banking moratorium or similar action, war or other national calamity or the material worsening thereof.

     The conditions to the offer are for our sole benefit and may be waived by us in our sole discretion. See "THE OFFER, Section 10--Conditions of the Offer."

     Our stockholder tender agreement with Samstock requires us to obtain Samstock's consent prior to terminating this offer and, in certain circumstances, prior to extending or otherwise amending the terms of this offer.

How do I tender my shares?

     To tender your shares of Series A preferred stock before the offer expires:

     o If your broker holds your shares of common stock in "street name," you must inform your broker of your decision to sell your shares of Series A preferred stock so that American Stock Transfer & Trust Company receives a confirmation of receipt of your shares of Series A preferred stock by book-entry transfer; or

     o If you hold physical share certificates (meaning you hold stock certificates issued in your name), you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to American Stock Transfer & Trust Company at the address appearing on the back cover of this document; or

     o    You or your broker must comply with the guaranteed delivery procedure.

     In any case, American Stock Transfer & Trust Company must receive all required documents prior to 12:00 Midnight, New York City time, on Monday, July 15, 2002, or, if the offer is extended, the date and time to which the offer is extended.

     Note that if you own shares of Series A preferred stock through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

     If you have any questions, you should contact our information agent or your broker for assistance. See "THE OFFER, Section 3--Procedures for Tendering Shares of Series A Preferred Stock" and the instructions to the Letter of Transmittal.

How much time do I have to decide whether to tender in the offer?

     You will have until at least 12:00 Midnight, New York City time, on Monday, July 15, 2002, unless the offer is extended or earlier terminated, to tender your shares of Series A preferred stock. In the event of an extension or an earlier termination, "expiration date" as used in this summary term sheet will refer to the latest time and date at which the offer, as extended or terminated by iDine, will expire or terminate. See "THE OFFER, Section 1 --Terms of the Offer."

Until what time can I withdraw previously tendered shares of Series A preferred stock?

     You may withdraw any previously tendered shares of Series A preferred stock at any time prior to the expiration date or, if the tender offer is extended, the date to which the offer is extended. In addition, any shares validly tendered but not paid for by us may be withdrawn at any time after Thursday, August 8, 2002.

How do I withdraw my previously tendered shares of Series A preferred stock?

     In order to withdraw your tendered shares of Series A preferred stock, you must deliver a written or facsimile notice of withdrawal with the required information to the address set forth in the instructions to the Letter of Transmittal. See "THE OFFER, Section 4--Withdrawal Rights."

Can the offer be extended, and under what circumstances?

     We expressly reserve the right, subject to applicable law, to extend the period of time during which the offer remains open. The conversion ratio of the Series A preferred stock will increase per day by 0.00017 shares of common stock per share of Series A preferred stock for each day following July 15, 2002. As a result, the purchase price for each share of Series A preferred stock will increase by $0.001528 per day, and the maximum number of shares of Series A preferred stock we will purchase will decrease by 364 shares per day, in the event and for each day this offer is extended beyond July 15, 2002. For information regarding the manner in which the purchase price will be calculated, see "THE OFFER, Section 1--Terms of the Offer."

     If we decide to extend this offer, we will promptly announce the rescheduled expiration date and the revised purchase price and maximum number of shares of Series A preferred stock we will purchase. Any such extension will be for at least ten business days.

     In addition, if we (i) increase or decrease the price that may be paid for the tendered shares of Series A preferred stock above or below $10.62 per share of Series A preferred stock tendered, (ii) increase the number of shares of Series A preferred stock that we may purchase in the offer by more than 2% of the outstanding shares of Series A preferred stock, or (iii) decrease the number of shares of Series A preferred stock that we may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of any of the above actions is first published, sent or given to you. See "THE OFFER, Section 1--Terms of the Offer."

How will I be notified if the offer is extended?

     If we decide to extend the offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. See "THE OFFER, Section 1--Terms of the Offer."

Has the board of directors of iDine approved the offer?

     Your board of directors, acting upon the recommendation of its preferred stock committee, has approved the offer but is not making any recommendation to you as to whether you should tender your shares of Series A preferred stock pursuant to the offer. The board of directors of iDine believes that you should make your own decision whether to tender your shares based upon your own assessment of, among other factors:

     o    current market value of the Series A preferred stock;

     o the as-converted value of such shares taking into account the current conversion ratio and trading price of the common stock;

     o the trading volumes of the shares of Series A preferred stock and common stock; and

     o your own personal liquidity needs, tax considerations and investment objectives.

     You should discuss whether to tender your shares with your broker or other financial or tax advisor. See "SPECIAL FACTORS, Section 5--Fairness of the Transaction and Recommendation of the Board of Directors."

What is the market value of my shares of Series A preferred stock as of a recent date?

     On May 29, 2002, the last day on which the Series A preferred stock traded before we announced our offer, the closing price per share of our Series A preferred stock on the Philadelphia Stock Exchange was $11.45 per share. On June 12, 2002, each share of Series A preferred stock was convertible into
1.15622 shares of common stock (which excludes accrued "current dividends"), and the closing price of our common stock was $9.30 per share. On July 15, 2002, the currently scheduled expiration date of the offer, each share of Series A preferred stock will be convertible into 1.16174 shares of our common stock. We urge you to obtain a current market quotation for your shares of Series A preferred stock before deciding whether to tender your shares.

If I tender my shares of Series A preferred stock in the offer, how will I be taxed for U.S. federal income tax purposes?

     Your receipt of cash for shares of Series A preferred stock validly tendered in the offer will be a taxable transaction for U.S. Federal income tax purposes. If you meet specified conditions, you will recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the offer and (ii) your adjusted tax basis in the shares of Series A preferred stock that you surrender in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long term capital gain or loss if you have held the shares for more than one year at the time the offer is completed. The tax consequences of the offer to you may vary depending on your particular facts and circumstances. See "Certain U.S. Federal Income Tax Consequences" for a more detailed discussion of the tax treatment of the offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the offer.

If I object to the price being offered, will I have appraisal rights?

     No appraisal rights are available in connection with the offer.

Who do I contact if I have questions about the tender offer?

     Our information agent, Georgeson Shareholder Communications Inc., can help answer your questions regarding this tender offer. You may call our information agent toll free at (800) 452-4222. Banks and brokerage firms should call our information agent collect at (212) 440-9800 with any questions. You may also choose to contact your own tax, financial and legal advisors to discuss the advisability of accepting or declining this offer.

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                             -----
SUMMARY TERM SHEET .......................................................................      i
INTRODUCTION .............................................................................      1
SPECIAL FACTORS ..........................................................................      2
  1. Background of the Offer .............................................................      2
  2. Purpose of the Offer ................................................................      6
  3. Plans for the Company after the Offer ...............................................      7
  4. Possible Effects of the Offer on Market for the Series A Preferred Stock; Stock
Listing; Exchange
    Act Registration .....................................................................      8
  5. Fairness of the Transaction and Recommendation of the Board of Directors ............      8
  6. Fairness Opinion of BMO Nesbitt Burns ...............................................     10
THE OFFER
  1. Terms of the Offer ..................................................................     15
  2. Acceptance for Payment and Payment for Shares of Series A Preferred Stock ...........     17
  3. Procedures for Tendering Shares of Series A Preferred Stock .........................     18
  4. Withdrawal Rights ...................................................................     19
  5. Certain Information About the Series A Preferred Stock ..............................     20
  6. Certain Information Concerning iDine ................................................     23
  7. Beneficial Ownership of Certain Persons; Equity Interests of Samstock ...............     26
  8. Stockholder Tender Agreement; Transactions and Arrangements Concerning the Series A
     Preferred Stock .....................................................................     30
  9. Sources and Amounts of Funds ........................................................     31
 10. Conditions of the Offer .............................................................     31
 11. Certain Legal Matters and Regulatory Matters ........................................     32
 12. Fees and Expenses ...................................................................     32
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES .............................................     33
 Consequences to Holders Who Tender Series A Preferred Stock .............................     33
 Backup Withholding and Information Reporting ............................................     34
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS ................     35
PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS ...............................................................................     35
WHERE YOU CAN FIND ADDITIONAL INFORMATION ................................................     36
INDEX TO FINANCIAL STATEMENTS ............................................................     F-1
SCHEDULE I -- Directors, Executive Officers and Control Persons of iDine Rewards Network
              Inc. .......................................................................     I-1
SCHEDULE II -- Opinion of BMO Nesbitt Burns Corp. ........................................    II-1

                                 INTRODUCTION

     iDine Rewards Network Inc. ("iDine", the "Company", "us" or "we") and its subsidiaries administer loyalty rewards programs, primarily in the dining arena, which offer savings and other rewards to its members. We accomplish this principally through the acquisition of "Rights to receive" from participating merchants which are then sold for cash to our members. "Rights to receive" are the rights to receive the future cash flows associated with goods and services, principally food and beverage, which we purchase from participating restaurants, in advance, at a substantial discount from the menu price. To facilitate access to the dining rewards by our members, we operate a registered card program under our brand-name iDine. We believe the registered card platform provides a discreet, user-friendly mechanism since members are able to register a valid credit card with us and then use that registered card when dining at participating restaurants in order to access their rewards and benefits.

     We commenced operations in 1984 and were reincorporated as a Delaware corporation in 1987. Effective February 1, 2002, we changed our corporate name to iDine Rewards Network Inc. from Transmedia Network Inc. Our principal executive office is located at 11900 Biscayne Boulevard, Miami, Florida 33181 and our telephone number is (305) 892-3340.

     Upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 2,474,576 shares, or 61.1%, of our currently outstanding Series A Senior Convertible Redeemable Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock"), for a purchase price of $10.62 per share, net to the sellers in cash, without interest thereon.

     Our Offer is not conditioned upon any minimum number of shares of Series A Preferred Stock being tendered. Our Offer is, however, subject to certain other conditions. See "THE OFFER, Section 10--Conditions of the Offer."

     The Offer will expire at 12:00 Midnight, New York City time, on Monday, July 15, 2002, unless extended. See "THE OFFER, Section 1--Terms of the Offer."

     We have entered into a letter agreement, dated June 12, 2002 (the "Stockholder Tender Agreement"), with Samstock, L.L.C. ("Samstock"), which owns an aggregate of 2,692,748 shares of Series A Preferred Stock, representing approximately 66% of the issued and outstanding shares of Series A Preferred Stock. Pursuant to the Stockholder Tender Agreement, Samstock has agreed, among other things, to tender 2,474,576 shares pursuant to the Offer. The Stockholder Tender Agreement is more fully described in "THE OFFER, Section 8--Stockholder Tender Agreement; Transactions and Arrangements Concerning the Series A Preferred Stock."

     The Board of Directors of iDine, acting upon the recommendation of its Preferred Stock Committee (as defined below), has approved the Offer and has determined that the transaction which is the subject of the Offer is fair to the unaffiliated holders of Series A Preferred Stock. However, none of iDine, its Board of Directors or the Preferred Stock Committee thereof makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares of Series A Preferred Stock pursuant to the Offer.

     BMO Nesbitt Burns, the financial advisor to iDine's committee of independent directors formed for the purpose of evaluating the fairness of the Offer to holders, other than Samstock and its affiliates, of Series A Preferred Stock (the "Preferred Stock Committee"), has delivered to the Preferred Stock Committee of the Board of Directors of iDine a written opinion, dated June 10, 2002, to the effect that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the consideration being offered to the holders of shares of Series A Preferred Stock (other than Samstock and its affiliates) pursuant to the Offer is fair, from a financial point of view, to such holders. A copy of the opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Schedule II to this Offer to Purchase and is being furnished to stockholders concurrently herewith. BMO Nesbitt Burns' advisory services and opinion were provided for the information of the Preferred Stock Committee and the Board of Directors in its evaluation of the Offer and the opinion is not intended to be, nor does it constitute a recommendation to any stockholder as to whether such holder should tender shares of Series A Preferred Stock in the Offer.

     Certain United States federal income tax consequences of the sale of shares of Series A Preferred Stock pursuant to the Offer are described herein.

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

                                SPECIAL FACTORS

1. Background of the Offer

     We issued the Series A Preferred Stock in 1999 to refinance a bridge loan that we incurred to acquire Dining A La Card. At that time, the Company was in the middle of a rebuilding effort and our stock price was depressed (trading in the $2 to $3 level). Consequently, we did not have access to alternative sources of financing. We issued the Series A Preferred Stock in a rights offering we made to holders of our common stock, par value $0.02 per share (the "Common Stock"). To ensure the Company raised sufficient funds to repay the bridge loan, Samstock agreed to purchase its pro rata share in the rights offering as well as to purchase any shares of Series A Preferred Stock that were unsubscribed at the closing of the rights offering. As a result, Samstock acquired 2,692,748 shares of Series A Preferred Stock.

     The dividends payable on the Series A Preferred Stock are very high. The Series A Preferred Stock carries a dividend of 6% per annum in cash payable quarterly and 6% per annum which is deferred. The deferred dividends increase the Common Stock conversion ratio and thus result in dilution of the Common Stock. In light of these features, and our belief that the dividends adversely affect the trading price of the Common Stock, in the fall of 2001, we began exploring ways to eliminate the Series A Preferred Stock which would have the added benefit of preserving our cash and preventing further dilution of our common stockholders' investment.

     At a meeting of our Board of Directors on November 13, 2001, our Board authorized the Company to start repurchasing the issued and outstanding shares of our Series A Preferred Stock. Subsequently, the Company purchased a total of 65,400 shares of Series A Preferred Stock at a price of $3.25 per share.

     Beginning in the fourth calendar quarter of 2001 and continuing into 2002, the members of our management spoke with various members of the investment community about the Company. Through these discussions the Company formed the opinion that there existed significant interest in the Company's Common Stock but this interest was frustrated by the inability of prospective investors to purchase meaningful amounts of such Common Stock due to inadequate trading volume. Accordingly, the Company had further discussions with a variety of investment firms, including Fulcrum Global Partners, LLC ("Fulcrum"), concerning strategies to increase the trading volume of the Common Stock and the visibility of the Company in the investment community.

     In early 2002, on different occasions, Gene M. Henderson, our President and Chief Executive Officer, Stephen E. Lerch, our Chief Financial Officer and Executive Vice President, and Keith E. Kiper, our Vice President, General Counsel and Secretary, informally discussed the possibility of retiring the Series A Preferred Stock in order to eliminate the cash dividends and the dilution of our Common Stock, and to simplify the Company's capital structure. They recognized, however, that the Company by itself could not initiate a retirement of the entire series of Series A Preferred Stock until late autumn of 2002 at the earliest when, if the trading prices of its Common Stock remained sufficiently high over a 30-day period, it could require conversion of all Series A Preferred Stock into Common Stock.

     On April 6, 2002, Mr. Lerch and Mr. Henderson held preliminary discussions with BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns") regarding the Company's desire to hire a strategic and financial advisor. On April 11, 2002, Mr. Lerch asked BMO Nesbitt Burns to make a proposal as to how BMO Nesbitt Burns could serve as a strategic and financial advisor to the Company, and discussed with BMO Nesbitt Burns how the recent significant increase in the Company's Common Stock price had prompted internal discussions regarding ways to raise capital for the Company and improve the Company's liquidity and float for existing stockholders. On April 17, 2002, BMO Nesbitt Burns met with Mr. Henderson in New York to discuss its qualifications to serve as a strategic and financial advisor to the Company and discuss the scope of the proposed assignment. The meeting included a discussion of a range of liquidity alternatives, including a potential secondary equity offering of both primary and secondary shares as well as the potential use of proceeds from such an offering. On April 30, 2002, BMO Nesbitt Burns met with more of the Company's senior management at their headquarters in Miami, Florida to further explore the potential strategic and advisory assignment along the same lines discussed in the April 17, 2002 meeting with Mr. Henderson.

     On April 25, 2002, Mr. Nils Larsen of Equity Group Investments, L.L.C. ("EGI"), an affiliate of our largest stockholder, Samstock, discussed with Mr. Henderson the idea of the Company's repurchasing the outstanding Series A Preferred Stock, including the shares held by Samstock. He gave Mr. Henderson a copy of an internal EGI memorandum, dated March 29, 2002, that outlined one possible scenario for the repurchase of the Series A Preferred Stock. That scenario involved the Company's raising the necessary funds to repurchase through an underwritten public offering of our Common Stock, followed by a tender offer to purchase any and all outstanding Series A Preferred Stock. Mr. Henderson in turn circulated the memorandum to Messrs. Lerch and Kiper for review and discussion.

     Over the following week, Messrs. Larsen, Henderson, Lerch and Kiper discussed the transaction proposed by EGI and the benefits the Company would receive therefrom. The benefits discussed included the following: (i) an increase in the public float of, and liquidity in, the Common Stock, (ii) the reduction or elimination of the quarterly cash dividend payment and (iii) the reduction or elimination of the dilution to the holders of Common Stock from the deferred dividend accrual on the Series A Preferred Stock. In connection with these discussions, Mr. Henderson and Mr. Lerch inquired whether Samstock would convert its Series A Preferred Stock and sell the Common Stock it would receive on conversion in an underwritten public offering or directly into the market. Mr. Larsen, on behalf of Samstock, responded that at that time it would not be interested in reducing its investment in the Company other than as part of an offer by the Company to repurchase Series A Preferred Stock from all holders on a pro rata basis on the same terms. In addition, Samstock and the Company discussed the possible ways in which to accomplish the benefits of the transaction proposed by EGI. The Company then decided to contact Fulcrum to provide assistance in connection with a proposed transaction. During this time, Fulcrum also independently had discussions with Samuel Zell, the principal of Samstock, to discuss possible financing alternatives for Samstock and the Company. Fulcrum had previously expressed interest on different occasions in placing a significant number of shares of our Common Stock to help satisfy demand for their existing institutional customers.

     Following these preliminary discussions, Messrs. Henderson, Lerch and Kiper spoke with the Company's counsel, Stephen P. Farrell of Morgan, Lewis & Bockius LLP ("Morgan Lewis"), about the various methods available to finance an offer to repurchase the Series A Preferred Stock through the issuance and sale of the Company's Common Stock, including a direct placement of securities, an underwritten public offering and a private placement. They considered the different lengths of time each method would take, with an underwritten public offering potentially taking until September or early October 2002. A meeting of the Company's Board of Directors was called for May 10, 2002, at 4:00 p.m. Eastern time, to consider various issues associated with a proposed transaction.

     On May 10, 2002, prior to the Board meeting, Messrs. Henderson, Lerch and Kiper participated in a conference call with Morgan Lewis, Fulcrum and counsel to Fulcrum, to discuss with Fulcrum the possible methods of raising capital in order to repurchase the Series A Preferred Stock. At this meeting, the parties reached a preliminary conclusion that, given the current market conditions, a private placement transaction would be the most expedient and effective means to raise the funds and simultaneously meet the Company's goals of broadening its institutional stockholder base and increasing liquidity of the Common Stock. This was possible because beginning in December 2001 the Common Stock began to trade at higher prices, reflecting the Company's increasing profitability.

     Prior to the scheduled 4:00 p.m. Board meeting, Messrs. Henderson, Lerch and Kiper spoke via teleconference with Ms. Sheli Z. Rosenberg, the Chairperson of our Board of Directors, Mr. Larsen and Mr. Joseph Paolucci, both of EGI, and representatives of Morgan Lewis regarding the structure of the transaction that was to be proposed by Samstock for Board consideration and pricing alternatives with respect to the intended repurchase of shares of Series A Preferred Stock with the proceeds from the capital raised. Ms. Rosenberg indicated that at the Board meeting she would propose the creation of two separate Board committees, one of which would be designated as the "Preferred Stock Committee" and charged with the responsibility of studying and determining the terms of the proposed Series A Preferred Stock repurchase and the other of which would be designated as the "Common Stock Committee" and charged with the responsibility of negotiating and overseeing the sale of Common Stock in the proposed capital raising transaction.

     A quorum of Board members, consisting of Sheli Rosenberg, Herbert M. Gardner, Raymond A. Gross, John A. Ward, III, William A. Lederer, George S. Wiedemann, and Gene Henderson convened a meeting by teleconference at 4:00 p.m. Eastern time, with representatives of management, Morgan Lewis and EGI present. At the meeting, Mr. Larsen stated that Samstock would commit to sell its entire Series A Preferred Stock holdings at an effective Common Stock price reflecting a 10% discount on a per share basis from the proceeds they estimated would be received by the Company from its offering of Common Stock at market prices, as long as the Company made an offer to purchase on the same terms to all holders of the Series A Preferred Stock.

     Discussion then ensued among the meeting participants regarding the possible retention of Fulcrum as placement agent for a Common Stock offering. Following this discussion, Ms. Rosenberg formally proposed the establishment of the Preferred Stock Committee and the Common Stock Committee. The Board members agreed that each of John Ward and George Wiedemann would serve on the Preferred Stock Committee, and each of Herbert Gardner, Gene Henderson, Raymond Gross and Sheli Rosenberg would serve on the Common Stock Committee.

     The Board concluded that the Preferred Stock Committee should consider the advisability of repurchasing the Series A Preferred Stock and evaluate the fairness of the transaction to the holders of Series A Preferred Stock other than Samstock and its affiliates. It was also agreed among the Board members that no decision regarding the structure of the proposed transaction would be made until the committees completed their respective investigations. The Board also agreed that the each of the committees should engage whatever professional advisors they deemed appropriate to assist in evaluating the proposed transaction.

     Mr. Gardner discussed the merits of the various alternative means of raising capital and then noted that the Company would have the ability to require conversion of the outstanding shares of Series A Preferred Stock into Common Stock as early as December 2002 if certain conditions set forth in the Company's charter were satisfied.

     The Board concluded the meeting by discussing the possible benefits of consummating a repurchase transaction at this point in time rather than delaying action until the autumn. The directors noted that the repurchase of the Series A Preferred Stock and the completion of a related capital raising transaction would:

     o    accelerate the retirement of the Series A Preferred Stock;

     o eliminate future dividends payable at a high rate to the holders of Series A Preferred Stock;

     o    reduce further dilution of the Common Stock;

     o    simplify the capital structure of the Company;

     o result in an orderly distribution of the Common Stock so as to not significantly affect its trading prices or force conversion of large amounts of Series A Preferred Stock;

     o help to establish relationships with institutional investors and analysts and thereby broaden the stockholder base;

     o    have little dilutive effect on the holders of Common Stock; and

     o tend to eliminate or minimize the market for the Series A Preferred Stock which in turn could serve to increase public interest in the Common Stock.

     On May 13, 2002, at 11:00 a.m. Eastern time, all of the members of the Common Stock Committee held their first meeting by teleconference. Also present at the committee's request were representatives of management, EGI and Morgan Lewis. At the meeting, the attendees discussed Fulcrum's initial estimates of the number and nature of potential investors interested in the Common Stock, the amount of shares of Common Stock that might be sold, and the terms under which the sales might be accomplished. The Common Stock Committee members then discussed the overall structure of the proposed transaction and the filings that the Company would need to make with the Commission in connection therewith. The use of funds and the suitable amount to be raised was also discussed. The Common Stock Committee then decided to request a proposed engagement letter from Fulcrum and to convene the next afternoon to discuss the terms contained therein.

     At 5:00 p.m. Eastern time on May 14, 2002, the members of the Common Stock Committee held a meeting via teleconference with representatives of management, EGI and Morgan Lewis to discuss the terms and conditions of Fulcrum's draft engagement letter, including the minimum terms of the transaction, the transaction timeline and Fulcrum's proposed compensation. There was a general discussion regarding certain changes to the engagement letter that the Common Stock Committee intended to seek via negotiations. The parties also discussed the issuance limitations of American Stock Exchange Rule 713 and its possible effect on the Company's efforts to sell shares of its Common Stock in a capital raising transaction.

     The members of the Common Stock Committee set a goal of executing purchase agreements with institutional investors by Memorial Day, but in any event no later than June 10, 2002. They acknowledged that the closing of the private placement would be subject to the effectiveness of a registration statement to be filed with respect to resales of any shares sold in the private placement. The Committee members concluded that, given current market conditions, the transaction would make economic sense to the Company only if it could place no less than 2,000,000 shares of Common Stock at a minimum net price of $9.00 per share. At the conclusion of this meeting, the Common Stock Committee authorized management to move forward with negotiations with Fulcrum.

     Following the conference call with members of the Common Stock Committee, Mr. Farrell of Morgan Lewis engaged in a number of telephone discussions with the Company's management team, including Messrs. Lerch and Kiper, and Mr. Larsen of EGI to consolidate their comments on the Fulcrum engagement letter.

     On May 17, 2002, representatives of management, Morgan Lewis and EGI negotiated and finalized the terms of Fulcrum's engagement with representatives of Fulcrum and its counsel. Issues discussed by the parties at this meeting included the necessity of a private placement memorandum, a minimum number of shares to be sold, expenses, proposed lock-up agreements, exclusivity and termination provisions.

     On May 21, 2002, the Preferred Stock Committee, Common Stock Committee and Messrs. Henderson, Lerch and Kiper discussed with Messrs. Larsen and Paolucci of EGI the pricing of the Offer. In these discussions, the parties reached an understanding that the transaction would be priced at a 10% discount to the gross proceeds per share the Company received from the sale of Common Stock at market prices in the private placement, provided that the Offer was made to all holders of Series A Preferred Stock on the same terms.

     On May 22, 2002, the members of the Preferred Stock Committee, Messrs. Ward and Wiedemann, met via teleconference with two members of the Common Stock Committee, Messrs. Henderson and Gardner, and Mr. Kiper to discuss the proposed terms of the Offer, including the price of the Offer, and the advisability of retaining BMO Nesbitt Burns to review and, if appropriate, deliver a fairness opinion. The Preferred Stock Committee members elected to exercise their right to seek financial advice and deemed it necessary to obtain an opinion as to the fairness of the offer price to the unaffiliated holders of the Series A Preferred Stock. The Preferred Stock Committee therefore decided to engage BMO Nesbitt Burns. Following this meeting, Messrs. Henderson and Kiper consulted with Morgan Lewis regarding the proposed terms of BMO Nesbitt Burns' engagement. Representatives of Morgan Lewis provided BMO Nesbitt Burns with comments on a draft engagement letter. The Company and the Preferred Stock Committee executed an engagement letter with BMO Nesbitt Burns on May 28, 2002. Subsequently, BMO Nesbitt Burns commenced its due diligence and, on May 29, 2002, visited the Company's headquarters in Miami, Florida to interview management and conduct an on-site due diligence investigation.

     On May 28 and 29, 2002, the Company executed purchase agreements with the investors in connection with the private placement and on May 30, 2002 filed a registration statement with the Commission covering the shares of Common Stock being sold.

     The purchase agreements provided for an issuance price of $9.50 per share of Common Stock. Applying the formula discussed on May 21, 2002 to the $9.50 issuance price for the private placement would result in the offer to purchase the Series A Preferred Stock being based upon a Common Stock equivalent price of $8.55 per share, or $9.93 per share of Series A Preferred Stock. The $8.55 Common Stock equivalent price was reflected in preliminary drafts of the Stockholder Tender Agreement.

     At 5:30 p.m. Eastern time on June 3, 2002, the Preferred Stock Committee members held a meeting via teleconference with representatives of BMO Nesbitt Burns and their counsel, Hogan & Hartson LLP, Morgan Lewis and management to further discuss the Offer and the opinion to be delivered by BMO Nesbitt Burns in connection therewith. At this meeting, Morgan Lewis described to the Preferred Stock Committee the filings which would need to be made by the Company with the Commission in connection with the Offer. Morgan Lewis indicated that if successful consummation of the Offer would result in a delisting of the Series A Preferred Stock from the Philadelphia Stock Exchange ("PHLX") the transaction would be viewed as a "going private" transaction and that the Company would need to disclose in its tender offer materials the position of the Board of Directors with respect to the fairness of the transaction to the holders of Series A Preferred Stock other than Samstock and its affiliates.

     The discussion then turned to the issue of whether an offer price per share which is less than both the trading price of the Series A Preferred Stock and the converted value of such shares at the time the Offer is launched was fair to the unaffiliated holders of Series A Preferred Stock. The parties explored various reasons why the transaction might be considered procedurally fair to such holders, including the current relative illiquidity of the Series A Preferred Stock, the fact that dividends would continue to be paid quarterly on shares of Series A Preferred Stock to those holders who do not tender their shares in the Offer and the fact that even if the Series A Preferred Stock were to be delisted after the Offer, holders of the Series A Preferred Stock desiring liquidity could convert their shares into Common Stock at any time and sell such shares into the market. The Preferred Stock Committee and its advisors also recognized that large holders of Series A Preferred Stock might find the Offer attractive despite a discounted price because of the inherent difficulty such holders would have selling all or a significant portion of their shares or converted shares into the market. BMO Nesbitt Burns indicated that based on its preliminary research to date it had not found any comparable transactions whereby a solvent issuer proposed to make a tender offer for a class or series of outstanding preferred stock at a price per share representing a discount to the shares' current trading price. BMO Nesbitt Burns suggested reconvening later in the week to discuss the status of its fairness analysis and revisit the issue of pricing.

     On June 5, 2002, members of the Preferred Stock Committee met separately with BMO Nesbitt Burns to discuss the fairness, from a financial point of view, of a proposed Common Stock equivalent price of $8.55 per share. At this meeting, the members decided that it should engage its own counsel to advise it in connection with the Offer. Subsequently, the Preferred Stock Committee engaged Morris, Nichols, Arsht & Tunnell to serve as its special counsel.

     On June 7, 2002, the members of the Preferred Stock Committee again met with BMO Nesbitt Burns and with the Preferred Stock Committee's counsel to discuss the fairness of the Company's proposed offer to purchase the Series A Preferred Stock. At that meeting, BMO Nesbitt Burns presented its financial analysis of the terms of the proposed offer. The members of the Preferred Stock Committee considered that analysis, including, among other things, the fact that the price offered represented a discount to the market price of the stock, and discussed whether, in view of all the factors considered by BMO Nesbitt Burns, the offer was fair from a financial point of view to the unaffiliated holders of the Series A Preferred Stock. The BMO Nesbitt Burns' representatives advised the members of the Committee that it could not conclude that the proposed common stock equivalent price of $8.55 per share, or $9.93 per share of Series A Preferred Stock, was fair from a financial point of view to the unaffiliated holders of the Series A Preferred Stock. The members of the Preferred Stock Committee discussed the possibility of proposing a "two-tiered" pricing structure whereby Samstock would receive a discounted price based upon the $8.55 Common Stock equivalent price, while the non-affiliated public holders of the Series A Preferred Stock would be offered a price based on current market price.

     Later that day, John Ward contacted Gene Henderson to inform him that after studying the matter at some length, BMO Nesbitt Burns could not conclude that the proposed Common Stock equivalent price of $8.55 per share, or $9.93 per share of Series A Preferred Stock, was fair from a financial point of view to the unaffiliated holders of the Series A Preferred Stock.

     In subsequent telephone conferences among members of our Board, including the members of the Preferred Stock Committee, and representatives of management, Morgan Lewis and EGI on June 7 and 8, 2002, it was decided to revise the calculation of the purchase price for the Series A Preferred Stock so that it would be based upon prevailing market prices rather than the issuance price of the Common Stock in the private placement and that the offer price would be determined on the basis of current market prices, without any discount. Accordingly, the Preferred Stock Committee undertook to reconsider the proposed purchase price and engage in further discussions with BMO Nesbitt Burns.

     On June 8 and 9, 2002, the Preferred Stock Committee held further discussions with BMO Nesbitt Burns about various alternatives for the proposed purchase price for the Series A Preferred Stock. Two-tiered pricing of the repurchase of the Series A Preferred Stock was discussed by Messrs. Ward and Wiedemann with Samstock and individual members of the Board, but was not accepted since it was inconsistent with the original proposal which was based upon the Offer being made on the same terms to all holders of the Series A Preferred Stock.

     On June 10, 2002, our Board of Directors convened a telephonic meeting, with representatives of management, Morgan Lewis and EGI present, to receive a report from the Preferred Stock Committee. At this meeting, Messrs. Ward and Wiedemann reported that BMO Nesbitt Burns was planning to meet internally that day with its fairness opinion committee to review the fairness of the Offer to unaffiliated holders of the Series A Preferred Stock assuming that the consideration to be offered to the holders of Series A Preferred Stock was at least equal to a Common Stock equivalent price of $9.14 per share, or $10.61 per share of Series A Preferred Stock. These prices reflected the weighted average intraday trading prices of the Common Stock on June 7, 2002 and the conversion rate in effect on July 10, the originally estimated expiration date of the Offer. Discussion then followed regarding the pricing of the Offer. The Board of Directors, by majority vote (including a majority of our non-employee directors), then approved the closing of the Common Stock private placement and the subsequent commencement of a tender offer to acquire the Series A Preferred Stock at a Common Stock equivalent price of $9.14 per share. It was further agreed that the Offer would be conditioned upon delivery to the Board of an opinion by BMO Nesbitt Burns that the consideration being offered to the unaffiliated holders of the Series A Preferred Stock was fair from a financial point of view. Mr. Gardner voted against the resolution saying that he felt the proposed purchase price was too high and should not have been based upon the current market price. Later that day, the Company completed the private placement of 3.0 million shares of Common Stock at $9.50 a share, receiving aggregate gross proceeds of $28.5 million.

2. Purpose of the Offer

     The purpose of the Offer is to retire a substantial number of our outstanding shares of Series A Preferred Stock, thereby significantly reducing our high dividend obligation and ever-increasing dilution of our Common Stock. Dividends on the shares of Series A Preferred Stock are payable at the rate of 12%, of which 6% is payable in cash, quarterly in arrears, and the remaining 6% accrues unless otherwise paid currently in cash at our discretion, until a conversion or redemption of the Series A Preferred Stock or a liquidation, dissolution or winding up of iDine. This rate is higher than the interest rate paid on all of our indebtedness. In addition, the dividends are not deductible for tax purposes, whereas interest paid on our outstanding indebtedness is deductible. We also anticipate that the reduction or elimination of these dividend payments will improve our capital structure and provide us with more financial flexibility. The Offer will also give holders of the Series A Preferred Stock, which is not actively traded, the opportunity to sell their shares at a current market price.

     All shares of Series A Preferred Stock acquired by us pursuant to the Offer will be cancelled.

3. Plans for the Company after the Offer.

     Regardless of the number of shares of our Series A Preferred Stock tendered in the Offer, we may in the future repurchase additional shares of Series A Preferred Stock in the open market, private transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits us and our affiliates from purchasing any preferred shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

     In addition, we have the right to require conversion of all shares of outstanding Series A Preferred Stock into shares of our Common Stock if the closing price of our Common Stock at any time after November 9, 2002 exceeds $4.82, plus accrued and unpaid current dividends, additional dividends, and deferred dividends, for thirty consecutive days. If our Common Stock continues to trade at prices in excess of this value, it is likely, but not certain, that we will require conversion of all shares of Series A Preferred Stock that remain outstanding after November 9, 2002.

     Our largest stockholder, Samstock, has agreed to tender 2,474,576 shares of Series A Preferred Stock owned by it pursuant to the Offer. See "THE OFFER,
Section 8--Stockholder Tender Agreement; Transactions and Arrangements Concerning the Series A Preferred Stock." As of June 12, 2002, Samstock owned 2,692,748 shares of Series A Preferred Stock, or approximately 66% of the issued and outstanding Series A Preferred Stock. If Samstock tenders all of its shares of Series A Preferred Stock to us in the Offer, Samstock will continue to beneficially own more than 15% of our voting stock as of the close of the Offer. Pursuant to the terms of certain existing agreements among Samstock, the Company and other stockholders, Samstock has the right to designate two representatives to serve on our Board of Directors so long as Samstock continues to beneficially own at least 15% of our voting stock. In addition, because Samstock purchased more than 25% of the total number of Series A Preferred Stock issued by us in November 1999 (exclusive of those shares of Series A Preferred Stock purchased by Samstock and its affiliates pursuant to Samstock's and its affiliates' basic subscription privileges), Samstock has the right to designate one additional director to our Board of Directors, who shall be entitled to serve for a period of three years or, if earlier, until the time when Samstock ceases to beneficially own shares of our capital stock giving it at least 15% of our voting power, in which event, Samstock will cause this designee to resign. As of June 12, 2002, Samstock has not exercised its right to nominate a third director. At our last annual stockholders' meeting held on March 7, 2002, Samstock nominated, and our stockholders elected, Sheli Z. Rosenberg and Raymond A. Gross to serve as directors of iDine until the next annual meeting or their earlier resignation, retirement or removal. If Samstock's beneficial ownership is reduced below 15%, Samstock will only be entitled to designate one director nominee at our next annual meeting of stockholders and if such ownership is reduced below 5%, Samstock will not be entitled to designate any director nominees.

     If Samstock's tender of all 2,474,576 shares of Series A Preferred Stock is accepted and no other holders tender any shares, it will receive an aggregate of $26.28 million, which reflects the market value per share of the Series A Preferred Stock. It will also receive accrued "current dividends" for the period from July 1 through the Expiration Date.

     Except as disclosed in this Offer to Purchase, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

     o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o a purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     o any material change in our present dividend rate or policy (other than with respect to the shares of Series A Preferred Stock tendered in the Offer) or indebtedness or capitalization, although we continue to evaluate the structure of our debt to ensure the highest level of benefit to our investors;

     o    any change in our present board of directors or management;

     o    any other material change in our corporate structure or business;

     o the acquisition by any person of additional securities of ours or the disposition of our securities; or

     o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

4. Possible Effects of the Offer on Market for the Series A Preferred Stock; Stock Listing; Exchange Act Registration

     The purchase of shares of Series A Preferred Stock pursuant to the Offer will reduce the number of shares of Series A Preferred Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Series A Preferred Stock held by the public. We cannot predict whether the reduction in the number of shares of Series A Preferred Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Series A Preferred Stock or whether it would cause future market prices to be greater or less than the Purchase Price.

     Philadelphia Stock Exchange Listing. If the number of public holders of Series A Preferred Stock at any time falls below 100 or the number of shares they hold falls below 250,000, following the Offer, the Series A Preferred Stock may no longer meet the standards for continued listing on the PHLX, according to its published guidelines. Shares of Series A Preferred Stock held by our officers or directors or their immediate families, or by any beneficial owner of 10% or more of the issued and outstanding shares of Series A Preferred Stock, ordinarily will not be considered as being publicly held for this purpose. As of June 12, 2002, shares of our Series A Preferred Stock were held by approximately 300 holders.

     In the event the shares of Series A Preferred Stock are no longer eligible for listing on the PHLX, quotations might still be available from other sources. The extent of the public market for such shares of Series A Preferred Stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Series A Preferred Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

     Exchange Act Registration. The shares of Series A Preferred Stock are currently registered under the Exchange Act. Registration of the shares of Series A Preferred Stock may be terminated by us upon application to the Commission if the outstanding shares of Series A Preferred Stock are not listed on a national securities exchange or the Nasdaq Stock Market and if there are fewer than 300 holders of record of shares of Series A Preferred Stock.

     If our shares of Series A Preferred Stock are delisted from the PHLX, we intend to analyze whether it is appropriate to apply for termination of registration of the Series A Preferred Stock. Since our Common Stock is traded on the American Stock Exchange and PHLX, we would remain subject to the periodic reporting requirements of the Exchange Act.

5. Fairness of the Transaction and Recommendation of the Board of Directors.

     Our Board of Directors believes that the transaction which is the subject of the Offer is fair to unaffiliated holders of shares of Series A Preferred Stock and has approved the Offer. In evaluating the Offer, the Board of Directors relied upon its knowledge of our business, financial condition and prospects as well as upon the advice of its Preferred Stock Committee and the Board's advisors. The Preferred Stock Committee had engaged BMO Nesbitt Burns to advise it and the Board of Directors on the terms upon which the Offer is being made and on the fairness of the Purchase Price to the unaffiliated holders of Series A Preferred Stock. The Board of Directors has not retained an unaffiliated representative to act solely on behalf of unaffiliated holders of shares of Series A Preferred Stock to negotiate the terms of the Offer or prepare a report concerning the fairness of the Offer.

     The Board considered a number of factors which supported its determination about the fairness of the transaction, including the following:

     o Although the Series A Preferred Stock is listed on the PHLX there has not been active trading in such shares, and the prices at which the Series A Preferred Stock does trade do not efficiently reflect the trading prices of the underlying shares of Common Stock on a consistent basis;

     o the trading price and volume of our Common Stock have been volatile and subject to significant fluctuations during 2002 with high and low sales prices of $11.30 and $4.25, respectively, and high and low daily trading volumes of 263,700 and 1,100, respectively;

     o the Purchase Price represents a premium over historical closing market prices for the shares of Series A Preferred Stock prior to March 22, 2002;

     o the right of the Company, if the trading prices of the Common Stock remains sufficiently high over a 30-day period, to require conversion of the Series A Preferred Stock into Common Stock and the right of the Company to redeem such shares at any time after November 9, 2004 at a redemption price per share equal to $2.41 plus all accrued and unpaid dividends thereon;

     o    the consideration to be paid is all cash;

     o the Offer is not subject to a financing condition or a minimum tender condition;

     o the opinion of BMO Nesbitt Burns delivered on June 10, 2002 to the effect that, as of such date and based upon and subject to matters stated in such opinion, the consideration being offered to the holders of Series A Preferred Stock (other than Samstock and its affiliates) pursuant to the Offer is fair, from a financial point of view, to such holders;

     o each stockholder can determine individually whether to tender all or a portion of his or her shares of Series A Preferred Stock in the Offer;

     o the Offer allows stockholders to sell their shares of Series A Preferred Stock without the usual transaction costs and administrative timing delays associated with conversion of the Series A Preferred Stock and open market sales;

     o stockholders can choose not to accept the Offer and are free to instead convert their shares of Series A Preferred Stock into shares of Common Stock and sell the Common Stock in the open market;

     o stockholders can choose not to accept the Offer and are free instead to hold their shares of Series A Preferred Stock and continue to receive regular quarterly cash dividends as well as deferred dividends (which will increase the conversion ratio of the Series A Preferred Stock) and otherwise retain their voting rights, liquidation preference and other rights incident to the Series A Preferred Stock; and

     o even if the Series A Preferred Stock is delisted from the PHLX, an investment in the Series A Preferred Stock will still be liquid because the Series A Preferred Stock is convertible, at any time, into Common Stock which is traded on both the American Stock Exchange and the PHLX.

     In addition to the foregoing positive factors which supported the Board's determination that the transaction which is the subject of the Offer is fair to unaffiliated holders of the Series A Preferred Stock, the Board also considered the following material negative factors, which the Board viewed as insufficient to outweigh the positive factors:

     o the Purchase Price is less than the closing market price ($11.45) of the Series A Preferred Stock at May 29, 2002, the last day the Series A Preferred Stock traded prior to the announcement of the Offer; and

     o the Purchase Price is less than the as-converted value ($10.75) of the Series A Preferred Stock at June 12, 2002, taking into account the conversion ratio and trading price of the Common Stock.

     The Board considered these factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to these factors or to any particular analysis of BMO Nesbitt Burns.

     Our Board of Directors, acting upon the recommendation of its Preferred Stock Committee, approved the Offer. However, neither we, nor any of our directors or executive officers, nor any of our affiliates, nor any other person who controls us, nor any of their executive officers or directors makes any recommendation to any stockholder as to whether to tender all or any shares of Series A Preferred Stock pursuant to the Offer.

     Our Board of Directors believes that each stockholder must make his or her own decision whether to tender any shares of Series A Preferred Stock, and, if so, how many shares of Series A Preferred Stock to tender. This decision should be based upon each stockholder's own assessment of, among other factors:

     o    current market value of the Series A Preferred Stock;

     o the as-converted value of such shares taking into account the current conversion ratio and trading price of the Common Stock;

     o the trading volumes of the shares of Series A Preferred Stock and Common Stock; and

     o    his or her own personal liquidity needs and investment objectives.

     A stockholder who holds a substantial number of shares of Series A Preferred Stock and may have difficulty selling all or a significant portion of such shares into the market may reach a different conclusion regarding the Offer than would a stockholder who owns fewer shares of Series A Preferred Stock and can convert and readily sell such shares into the market.

6. Fairness Opinion of BMO Nesbitt Burns

     General. Pursuant to an engagement letter dated May 28, 2002 our Preferred Stock Committee retained BMO Nesbitt Burns to act as a financial advisor to the Preferred Stock Committee and the Board of Directors in connection with the Offer. Our Preferred Stock Committee selected BMO Nesbitt Burns because it is a leading North American investment banking and financial advisory firm with experience in, among other things, advising companies and boards of directors with respect to fairness opinions and valuations of securities of public companies. BMO Nesbitt Burns is a subsidiary of Bank of Montreal ("BMO"). An affiliate of BMO is the co-purchaser on the liquidity facility for our $80 million revolving securitization facility.

     On June 10, 2002, BMO Nesbitt Burns delivered to our Preferred Stock Committee an oral opinion that, as of such date and subject to matters stated in such opinion, the consideration being offered to the holders of Series A Preferred Stock, other than Samstock and its affiliates, pursuant to the Offer is fair from a financial point of view to such unaffiliated holders. BMO Nesbitt Burns subsequently delivered to the Preferred Stock Committee its written opinion to the same effect (the "Fairness Opinion").

     THE FULL TEXT OF THE WRITTEN OPINION OF BMO NESBITT BURNS, DATED AS OF JUNE 10, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN BY BMO NESBITT BURNS IN CONNECTION WITH RENDERING THE FAIRNESS OPINION, IS ATTACHED AS AN EXHIBIT TO THE SCHEDULE TO, WHICH HAS BEEN FILED BY THE COMPANY WITH THE COMMISSION IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO HOLDERS OF SHARES OF SERIES A PREFERRED STOCK HEREWITH.

     The Fairness Opinion was provided for the information and assistance of our Preferred Stock Committee and Board of Directors in connection with their consideration of the Offer, and addresses only the fairness from a financial point of view of the Offer to the unaffiliated holders of Series A Preferred Stock. It does not address any other aspect of the Offer nor does it constitute a recommendation to any holder of Series A Preferred Stock as to whether or not such holder should tender shares pursuant to the Offer. The summary of the Fairness Opinion below is qualified in its entirety by reference to the full text of the Fairness Opinion. BMO Nesbitt Burns was not engaged to evaluate, did not evaluate, and has rendered no opinion with respect to, the fairness of the Offer to the Company or to the holders of the Company's Common Stock. Holders of Series A Preferred Stock should read the Fairness Opinion in its entirety.

     In rendering the Fairness Opinion, BMO Nesbitt Burns:

     o reviewed our Quarterly Reports on Form 10-Q for each the fiscal quarters ended December 31, 2000 through March 31, 2002;

     o reviewed our Transition Report on Form 10-KT for the transition period from October 1, 2001 to December 31, 2001;

     o reviewed our Annual Reports on Form 10-K for each of the fiscal years ended September 30, 2000 and 2001;

     o    reviewed our Confidential Private Placement Memorandum dated May 20,
          2000;

     o    reviewed our S-3 Registration Statement dated May 30, 2002;

     o reviewed drafts of the proposed agreement between Samstock and the Company whereby it is contemplated that Samstock will agree to tender all of its Series A Preferred Stock pursuant to the Offer, subject to certain terms and conditions contained therein;

     o reviewed certain other publicly available information concerning iDine and the trading market for the shares of Series A Preferred Stock and Common Stock;

     o reviewed certain information and other data relating to iDine, its business and prospects, including forecasts and projections, provided to it by management of iDine;

     o reviewed certain publicly available information concerning certain other companies engaged in businesses which BMO Nesbitt Burns believes to be generally comparable to iDine and the trading markets for certain of such other companies' securities;

     o reviewed the financial terms of recent business combinations of companies that conduct operations that are similar in nature to those of the Company's;

     o interviewed certain officers and employees of iDine concerning our operations, assets, present condition and prospects;

     o    visited our corporate headquarters in Miami, Florida;

     o met on several occasions with the Preferred Stock Committee of our Board of Directors; and

     o undertook such other studies, analyses and investigations that BMO Nesbitt Burns deemed appropriate.

     In rendering its opinion, BMO Nesbitt Burns relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering the Fairness Opinion. In that regard, BMO Nesbitt Burns assumed that the internal financial forecasts prepared by our management team have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company regarding its future financial performance. In addition, BMO Nesbitt Burns did not make an independent evaluation or appraisal of the assets and liabilities of the Company and was not furnished with any such evaluation or appraisal. In addition, BMO Nesbitt Burns assumed that the Offer, if consummated, would be consummated in accordance with the terms discussed with the Preferred Stock Committee. The opinion of BMO Nesbitt Burns is necessarily based on financial, economic, market and other conditions as in effect on, and in the information made available to BMO Nesbitt Burns as of June 10, 2002.

     Summary of Fairness Analysis. The following is a brief summary of the analyses performed and factors considered by BMO Nesbitt Burns in connection with the rendering of the Fairness Opinion. The complete analysis performed and factors considered were presented to, and considered by, the Preferred Stock Committee at its meeting on June 10, 2002.

     In rendering its opinion, BMO Nesbitt Burns reviewed and analyzed historical, current and projected financial information of the Company prepared by our management team which included our (i) current balance sheets and cash flow statements, (ii) current and projected annual income statements and (iii) current and projected operating margins and growth rates.

     BMO Nesbitt Burns's analysis of the fairness of the Offer to the unaffiliated holders of Series A Preferred Stock involved: (i) assessing the options the unaffiliated holders of Series A Preferred Stock have with respect to the Offer and the related costs of pursuing these various options; (ii) comparing the offer price to recent trading history; and (iii) evaluating the offer price against relevant valuation benchmarks based on three methods described below. BMO Nesbitt Burns's analysis is based on the weighted average intra-day trading price of the Common Stock of the Company on Friday, June 7, 2002, as calculated by the Company, of $9.14 per share (the "As Converted Offer Price") and an assumed offer price of $10.61 per share, is calculated based on the As Converted Offer Price times the conversion rate of 1.1609, the conversion rate calculated by the Company to be in effect as of July 10, which as of June 7, was the original estimated expiration date of the Offer. The original expiration date of the Offer has since been set at July 15, resulting in an increase to $10.62 in the offer price to reflect deferred dividend accruals. Additionally, BMO Nesbitt Burns based its analysis of the total number of Series A Preferred Stock outstanding as of May 16, 2002 of 4,052,949. It also assumed that the aggregate amount of Series A Preferred Stock that would be repurchased was $26.675 million, or 2,514,138 shares of Series A Preferred Stock, at an offer price of $10.61 per share of Series A Preferred Stock.

     Options Available to Unaffiliated Holders of Series A Preferred Stock. BMO Nesbitt Burns reviewed the options available to the unaffiliated holders of Series A Preferred Stock to assess whether or not they have other alternatives available to them. Such holders may tender their shares pursuant to the Offer and receive cash proceeds based on the Offer Price and the pro rata number of shares they tender into the Offer, and pay no transaction costs. Alternatively, they may convert their shares of Series A Preferred Stock at any time into freely tradable shares of Common Stock. Under this alternative, such holders would receive an amount of common stock based on the conversion rate in effect at the time of conversion and they would bear the transaction costs and market risk of selling this common stock into the market. BMO Nesbitt Burns also determined that the ability for a holder of Series A Preferred Stock to sell such holder's position or to hedge his or her position is limited given the limited float and liquidity of the Company's common stock. Third, an unaffiliated holder of Series A Preferred Stock could hold on to his or her Series A Preferred Stock and continue to receive dividends. BMO Nesbitt Burns noted that the Series A Preferred Stock is a very illiquid security and the potential de-listing of the Series A Preferred Stock from the Philadelphia Stock Exchange would not materially adversely affect unaffiliated holders of Series A Preferred Stock who chose not to tender their shares pursuant to the Offer. BMO Nesbitt Burns evaluated this alternative with a view that it is likely that the Company will force the mandatory conversion of the Series A Preferred Stock in November 2002. (The Company has the ability to require conversion of all shares of outstanding Series A Preferred Stock into shares of Common Stock if the closing price of the Common Stock at any time after November 9, 2002 exceeds $4.82 plus accrued and unpaid current dividends, additional dividends, and deferred dividends, for thirty consecutive days.)

     Historical Stock Price Performance. BMO Nesbitt Burns compared the offer price to recent trading history of the Series A Preferred Stock and compared the As Converted Offer Price to recent trading history of the Common Stock. BMO Nesbitt Burns also reviewed the historical daily trading activity of the Series A Preferred Stock over the last twelve months. Given the limited liquidity (low daily trading volume) of the Series A Preferred Stock, BMO Nesbitt Burns has attached more weight to the analysis of the As Converted Offer Price to recent trading history of the Common Stock. The last reported transaction in the Series A Preferred Stock was on May 29, 2002, when 200 shares exchanged hands and the closing market price was $11.45 per share. No shares of Series A Preferred Stock traded on June 7, 2002 and the bid and ask spread for the Series A Preferred Stock on that date was $10.19 per share to $12.19 per share.

     The As Converted Offer Price represents a 0.8% discount to the closing price of the Common Stock on June 7, 2002, and a discount or premium to historical stock prices as shown in the table below:

                                    Average       Average      Tender
                                    Closing       Closing       Offer
Period Ending                        Price         Price       (T.O.)
June 7, 2002                       Common(1)   Preferred(1)   Price(2)
------------                       ---------   ------------   --------
1 trading day                       $  9.21      $  11.16     $  10.61
Last 5 trading days                    9.44         11.38        10.61
Last 10 trading days                   9.78         11.67        10.61
Last 20 trading days                  10.24         11.90        10.61
Last 30 trading days                  10.21         11.69        10.61
Last 60 trading days                   9.67         10.99        10.61
Last 90 trading days                   8.50          9.64        10.61
Last 180 trading days                  6.01          6.73        10.61
Last twelve months trading days        5.27          5.72        10.61

                                      Common      Premium (Discount)     Premium (Discount)
                                       Price         of T.O. Price          of T.O. Price
Period Ending                       Equivalent     to Average Stock        to Common Price
June 7, 2002                       of Preferred   Price of Preferred   Equivalent of Preferred
------------                       ------------   ------------------   -----------------------
1 trading day                        $  9.14              -4.9%                  -0.8%
Last 5 trading days                     9.14              -6.8%                  -3.2%
Last 10 trading days                    9.14              -9.1%                  -6.5%
Last 20 trading days                    9.14             -10.9%                 -10.8%
Last 30 trading days                    9.14              -9.3%                 -10.5%
Last 60 trading days                    9.14              -3.5%                  -5.5%
Last 90 trading days                    9.14              10.0%                   7.6%
Last 180 trading days                   9.14              57.5%                  52.2%
Last twelve months trading days         9.14              85.6%                  73.6%

1. Value as traded in public market. To the extent the Series A Preferred Stock does not trade, it is our understanding that the closing price cited in FactSet of the Series A Preferred Stock is the average of the Series A Preferred Stock's bid/ask spread.

2. Tender offer price is calculated as follows:
   Base stock price for tender offer                                     $9.14
   Transaction Cost per share                                               --
                                                                        ------
     Net base stock price for tender offer                               $9.14
     Preferred stock conversion ratio as of July 10, 2002               1.1609
                                                                        ------
     Tender offer price                                                 $10.61
                                                                        ------

Source: Bloomberg/FactSet

     Comparable Companies Analysis. BMO Nesbitt Burns reviewed and compared selected financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following selected publicly traded companies (collectively, the "comparable companies"):

     Marketing Companies:

     o Advo Inc (AD)

     o Acxiom Corporation (ACXM)

     o Catalina Marketing Group (POS)

     o Harte Hanks Inc. (HHS)

     o Valassis Communications Inc. (VCI)

     Financial Services Support Companies:

     o Ace Cash Express Inc. (AACE)

     o Concord EFS Inc. (CEFT)

     o First Data Corp. (FDC)

     o National Processing (NAP)

     There are few public companies that compete directly with the Company. The selected public marketing and financial services support companies listed above were chosen because they compete in similar businesses or provide similar services. BMO Nesbitt Burns calculated and compared various financial multiples and ratios of the comparable companies to the same multiples and ratios of the Company. The multiples and ratios were calculated using the closing price for each of the selected companies on June 7, 2002. Revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") estimates utilized for the selected comparable companies were based on estimates obtained from published stock analysts' reports. Revenue and EBITDA estimates used for the Company were based on estimates obtained from the Company's management. BMO Nesbitt Burns's analysis of the selected comparable companies primarily compared the enterprise value ("EV") (calculated as the closing stock price as of June 7, 2002 times the fully diluted shares outstanding plus debt less cash) as a multiple of revenues and as a multiple of EBITDA. The results of these analyses are summarized in the table below:

                                                   EV/Revenues                           EV/EBITDA
                                        ---------------------------------   ------------------------------------
                                           LTM         2002        2003         LTM         2002         2003
                                        ---------   ---------   ---------   ----------   ----------   ----------
Marketing Companies
High                                        4.2x        4.2x        3.4x        13.1x        13.1x        11.1x
Median                                      2.2         2.2         2.0          9.6          7.5          7.0
Mean                                        2.3         2.2         2.0         10.1          8.8          7.9
Low                                         0.8         0.8         0.8          7.1          6.6          6.3
Financial Services Support Companies
High                                        8.9x        7.7x        6.3x        30.4x        24.6x        19.3x
Median                                      2.7         2.6         2.3         10.0         11.0          9.5
Mean                                        3.6         4.2         3.6         12.5         14.3         11.7
Low                                        (0.1)        2.3         2.0         (0.3)         7.2          6.3

     BMO Nesbitt Burns applied a range of multiples based on the comparable companies' trading multiples to the revenue and EBITDA estimates of the Company in order to derive an implied equity reference range for the Company of approximately $5.64 to $7.22 per share of Common Stock. The As Converted Offer Price is in excess of this implied range of values based on comparable companies.

     Precedent Transaction Analysis. BMO Nesbitt Burns analyzed certain information relating to eight selected proposed, pending or completed transactions (the "precedent transactions") that were considered to be in the same or similar lines of business as the Company, from July 1998 to the present. BMO Nesbitt Burns calculated various financial multiples and premiums over market value based on publicly available information for each of the precedent transactions. Financial estimates for the Company were based on those provided by the Company's management. Revenue and EBITDA amounts used for the precedent transactions were based on the last twelve months ("LTM") of publicly available data as of the date of the announcement. BMO Nesbitt Burns's analysis of the precedent transactions compared the Offer Value (calculated as the offer price in the transaction times the fully diluted outstanding shares plus debt less cash) as a multiple of LTM revenue and LTM EBITDA.

     The results of these analyses are summarized as follows:

                                                    Offer Value/  Offer Value/
                                                    LTM Revenue    LTM EBITDA
                                                   ------------- --------------
        Precedent Transaction Analysis -- Summary
        High                                            12.2x          51.4x
        Median                                           2.6x          24.4x
        Mean                                             3.7x          24.4x
        Low                                              0.2x           7.9x

     BMO Nesbitt Burns applied a range of selected multiples derived from the precedent transactions to corresponding financial data of the Company and determined an implied equity reference range for the Company of $7.07 to $9.96 per share. The As Converted Offer Price is within this implied range of values based on precedent transactions.

     Discounted Cash Flow Analysis. BMO Nesbitt Burns compared the As Converted Offer Price to a range of common stock values for the Company calculated based on a discounted cash flow analysis. BMO Nesbitt Burns calculated the present value of the estimated unlevered free cash flows of the Company for the fiscal years 2002 to 2007 and a residual value at 2007. BMO Nesbitt Burns relied on the cash flow projections of the Company from 2002 to 2005 provided by management and extended these projections for 2006 and 2007 on what it believes to be a conservative basis of revenue growth of 5% each of the years 2006 and 2007 and consistent operating margins in each of those years. The unlevered free cash flows were discounted to the present value using a half-year convention and a range of discount rates of 12.3% to 13.2% based on the Company's current weighted average cost of capital. The residual value of the Company in year 2007 was derived using the perpetuity growth formula at a perpetual growth rate range of 0.5% to 1.5% and discounted to present value using the specified discount rate range. Subtracting the net debt from the sum of the present values of the unlevered free cash flows and the residual value and applying a private to public market discount factor of 15% to the resultant value, yields an implied equity value reference range per share of the Company's Common Stock of $8.17 to $10.59 per share. The As Converted Offer Price is within this implied range of values based on a discounted cash flow analysis.

     Selected Comparable Stock Tender Offers. BMO Nesbitt Burns analyzed the premiums paid for other tender offers that qualified as "going private" transactions during the last three years. BMO Nesbitt Burns does not believe that these transactions are comparable because the premiums were paid to stockholders by the company or an affiliate in order to eliminate public ownership and/or to gain control of the respective companies. The Offer will not result in either elimination of public ownership or a change of control.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying BMO Nesbitt Burns's opinion. In arriving at its fairness determination, BMO Nesbitt Burns considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

     The analyses were prepared solely as part of BMO Nesbitt Burns's analysis of the fairness from a financial point of view of the Offer to the holders of Series A Preferred Stock, other than Samstock and its affiliates, as of June 10, 2002, and were conducted in connection with the delivery by BMO Nesbitt Burns of its written opinion dated as of June 10, 2002 to the Preferred Stock Committee.

     The analyses do not purport to be appraisals or to necessarily reflect the prices at which the Series A Preferred Stock or the Common Stock of the Company actually may be valued or the prices at which such securities may actually trade in the marketplace. In performing its analyses, BMO Nesbitt Burns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in BMO Nesbitt Burns's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Because such analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, BMO Nesbitt Burns or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, the Fairness Opinion of BMO Nesbitt Burns and presentation to the Preferred Stock Committee was one of many factors taken into consideration by the Preferred Stock Committee and the Board of Directors in making its decision to approve the Offer. The foregoing summary does not purport to be a complete description of the analyses performed by BMO Nesbitt Burns. The foregoing summary should not be viewed as determinative of the opinion of the

Board of Directors with respect to the fairness of the Offer or of whether the Board would have been willing to agree to a different offer price. The Purchase Price and other terms of the Offer were determined by the Preferred Stock Committee and the Board of Directors and were approved by the Board of Directors. BMO Nesbitt Burns did not recommend any specific offer price to the Preferred Stock Committee or the Board of Directors or that any given offer price constituted the only appropriate offer price for the Offer.

     BMO Nesbitt Burns's opinion was necessarily based upon financial, economic market and other conditions as they existed, and the information made available to BMO Nesbitt Burns, as of the date of the opinion. BMO Nesbitt Burns disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to BMO Nesbitt Burns's attention after the date of the opinion.

     BMO Nesbitt Burns is a leading North American investment bank and financial advisory firm. As part of its investment banking business, BMO Nesbitt Burns is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMO Nesbitt Burns may have in the past provided certain investment banking services to the Company and certain of its affiliates may have provided corporate banking services to the Company from time to time for which they have received or will receive customary fees. BMO Nesbitt Burns and certain of its affiliates may provide investment and corporate banking services to the Company and its affiliates in the future. In the ordinary course of BMO Nesbitt Burns's trading, brokerage and financing activities, BMO Nesbitt Burns or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or the Company.

     In connection with the preparation and delivery of the Fairness Opinion, we paid to BMO Nesbitt Burns a fee of $150,000 by the Company, $25,000 of which was payable upon execution of our engagement letter with BMO Nesbitt Burns and the remainder of which was payable upon delivery of the Fairness Opinion to our Preferred Stock Committee. In addition, we have agreed to reimburse BMO Nesbitt Burns for reasonable out-of-pocket expenses incurred in connection with the preparation and delivery of the Fairness Opinion up to a maximum amount of $45,000. We have also agreed to indemnify BMO Nesbitt Burns, its affiliates and each of its directors, officers, agents, employees and controlling persons against certain liabilities, including liabilities under U.S. Federal securities laws.

                                   THE OFFER

1. Terms of Offer

     Number of Shares of Series A Preferred Stock. Upon the terms and subject to the conditions of the Offer, we will purchase for cash up to an aggregate of 2,474,576 shares of our Series A Preferred Stock, which are properly tendered and not properly withdrawn before the Expiration Date, as defined below.

     Purchase Price. For each share of Series A Preferred Stock purchased, we will pay a price of $10.62, net to the seller in cash, without interest thereon (the "Purchase Price"). This price is the product of $9.14 (the weighted average intraday trading price of our Common Stock on June 7, 2002) multiplied by 1.16174 (the conversion ratio in effect on July 15, 2002, the currently scheduled expiration date of the Offer). We will pay regular cash dividends to the holders of our Series A Preferred Stock on July 1, 2002 and will pay holders who tender their shares of Series A Preferred Stock pursuant to the Offer cash dividends for the period July 1 through the Expiration Date. In addition, the Purchase Price has been calculated to reflect the accrued deferred dividends from March 31, 2002 through the initial expiration of the Offer.

     Proration. If at the expiration of the Offer, more than 2,474,576 shares of Series A Preferred Stock are properly tendered and not withdrawn, and all of the other conditions to the Offer are either satisfied or waived by us, we will buy 2,474,576 shares of Series A Preferred Stock on a pro rata basis from all tendering holders of the Series A Preferred Stock. All shares of Series A Preferred Stock tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date (as defined below).

     We reserve the right to purchase more than 2,474,576 shares of Series A Preferred Stock pursuant to the Offer if they are tendered.

     Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on July 15, 2002, unless the Offer is extended or earlier terminated. In the event of an extension or earlier termination, "Expiration Date" will refer to the latest time and date at which the Offer, as extended or terminated by iDine, will expire or terminate. Any holder of Series A Preferred Stock will have until the Expiration Date to tender shares of Series A Preferred Stock. We may, in our sole discretion, extend the period of time during which the Offer will remain open as described below. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. All conditions to the Offer, if shares of Series A Preferred Stock are to be accepted for payment promptly after the Expiration Date, will be either satisfied, or waived by us in each case in our sole discretion, prior to the expiration of the Offer on the Expiration Date.

     Extension of the Offer; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, regardless of whether or not any of the events set forth in "THE OFFER, Section 10--Conditions of the Offer" have occurred or are deemed by us to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares of Series A Preferred Stock by making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares of Series A Preferred Stock not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment upon the occurrence of any of the events set forth in "THE OFFER, Section 10--Conditions of the Offer" by making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares of Series A Preferred Stock tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in "THE OFFER, Section 10--Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Purchase Price or by decreasing or increasing the number of shares being sought in the Offer or modifying in any respect any conditions to the Offer). Any amendment to the Offer will apply to all shares of Series A Preferred Stock tendered in the Offer. The extension, termination or amendment of the Offer will require the consent of Samstock under the terms of the Stockholder Tender Agreement.

     In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire. If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend such Offer to the extent required by law.

     The conversion ratio of the Series A Preferred Stock will increase per day by 0.00017 shares of Common Stock per share of Series A Preferred Stock for each day following July 15, 2002 to reflect deferred dividends that accrue from the original expiration date of the Offer through any rescheduled expiration date. As a result, the Purchase Price for each share of Series A Preferred Stock will increase by $0.001528 per day, and the maximum number of shares of Series A Preferred Stock we will purchase will decrease by 364 shares per day, in the event and for each day the Offer is extended beyond July 15, 2002. Stockholders who tender their shares of Series A Preferred Stock pursuant to the Offer will also receive cash dividends for the period July 1 through the Expiration Date on the shares of Series A Preferred Stock they tender.

     If we decide to extend this Offer, we will promptly announce the rescheduled expiration date and the revised purchase price and maximum number of shares of Series A Preferred Stock we will purchase. Any such extension will be for at least ten business days.

     In addition, if we (i) increase or decrease the price that may be paid for each share of Series A Preferred Stock above or below $10.62, (ii) increase the number of shares of Series A Preferred Stock that we may purchase in the Offer by more than 2% of the outstanding shares of Series A Preferred Stock or (iii) decrease the number of shares of Series A Preferred Stock that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given.

2. Acceptance for Payment and Payment for Shares of Series A Preferred Stock

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, promptly after the Expiration Date, up to an aggregate of 2,474,576 shares of our Series A Preferred Stock, which are validly tendered and not withdrawn in accordance with the procedures set forth in Sections 3 and 4 below. If, at the expiration of the Offer, more than 2,474,576 shares of Series A Preferred Stock are validly tendered and not properly withdrawn, we will buy shares on a pro rata basis from all tendering holders of Series A Preferred Stock, according to the number of shares of Series A Preferred Stock tendered by each holder. All shares of Series A Preferred Stock tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date.

     All determinations concerning the satisfaction of the terms and conditions of the Offer will be within our sole discretion, which determinations will be final and binding. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or subject to the applicable rules of the Commission, payment for, shares of Series A Preferred Stock in order to comply in whole or in part with any applicable law. See "THE OFFER, Section 1--Terms of the Offer; Section 10--Conditions of the Offer."

     In all cases, payment for shares of Series A Preferred Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary (as defined below in "Section 3--Procedures for Tendering Shares of Series A Preferred Stock") of (i) certificates for such shares of Series A Preferred Stock (or a timely Book-Entry Confirmation (as defined below in "Section 3--Procedures for Tendering Shares of Series A Preferred Stock") with respect thereto), (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of shares of Series A Preferred Stock pursuant to the Offer will be the highest per share consideration paid to any other holder of such shares of Series A Preferred Stock pursuant to the Offer.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as defined below in "Section 3--Procedures for Tendering Shares of Series A Preferred Stock") to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of Series A Preferred Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares of Series A Preferred Stock properly tendered to us and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such shares of Series A Preferred Stock. Payment for shares of Series A Preferred Stock accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Series A Preferred Stock pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY IDINE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If we are delayed in our acceptance for payment of, or payment for, shares of Series A Preferred Stock or are unable to accept for payment, or pay for, shares of Series A Preferred Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of us, retain tendered shares of Series A Preferred Stock, and such shares of Series A Preferred Stock may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered shares of Series A Preferred Stock are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted representing more shares of Series A Preferred Stock than are tendered, certificates representing shares of Series A Preferred Stock not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of shares of Series A Preferred Stock delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such shares of Series A Preferred Stock will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to shares of Series A Preferred Stock delivered by book-entry transfer, any such shares of Series A Preferred Stock not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such shares of Series A Preferred Stock were delivered.

3. Procedures for Tendering Shares of Series A Preferred Stock

     Valid Tender. Except as set forth below, for shares of Series A Preferred Stock to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered shares of Series A Preferred Stock must be received by the Depositary at one of such addresses or such shares of Series A Preferred Stock must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. American Stock Transfer & Trust Company (the "Depositary") will establish accounts with respect to the shares of Series A Preferred Stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of shares of Series A Preferred Stock by causing the Book-Entry Transfer Facility to transfer such shares of Series A Preferred Stock into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of shares of Series A Preferred Stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Series A Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the shares of Series A Preferred Stock) of shares of Series A Preferred Stock tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such shares of Series A Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock

Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares of Series A Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares of Series A Preferred Stock not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares of Series A Preferred Stock must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender shares of Series A Preferred Stock pursuant to the Offer and such stockholder's certificates for shares of Series A Preferred Stock are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     o    such tender is made by or through an Eligible Institution;

     o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by iDine, is received by the Depositary, as provided below, prior to the Expiration Date; and

     o the certificates for (or a Book-Entry Confirmation with respect to) such shares of Series A Preferred Stock, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Philadelphia Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Series A Preferred Stock will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares of Series A Preferred Stock determined by us not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any shares of Series A Preferred Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Series A Preferred Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of iDine, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Binding Agreement. Our acceptance for payment of shares of Series A Preferred Stock tendered in response to the Offer will constitute a binding agreement by the tendering stockholder to sell, and by us to purchase, the tendered shares of Series A Preferred Stock on the terms and subject to the conditions of the Offer.

4. Withdrawal Rights

     Except as otherwise provided in this Section 4, tenders of shares of Series A Preferred Stock are irrevocable. Shares of Series A Preferred Stock tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, may also be withdrawn at any time after Thursday, August 8, 2002.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares of Series A Preferred Stock to be withdrawn, the number of shares of Series A Preferred Stock to be withdrawn and the name of the registered holder of the shares of Series A Preferred Stock to be withdrawn, if different from the name of the person who tendered the shares of Series A Preferred Stock.

If certificates for shares of Series A Preferred Stock have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares of Series A Preferred Stock have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Series A Preferred Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn shares of Series A Preferred Stock and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares of Series A Preferred Stock may not be rescinded, and any shares of Series A Preferred Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of Series A Preferred Stock may be tendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     If we extend the Offer, are delayed in our acceptance of shares of Series A Preferred Stock for payment or are unable to accept shares of Series A Preferred Stock for payment for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, retain tendered shares of Series A Preferred Stock on our behalf, and such shares of Series A Preferred Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdraw them as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of iDine, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Information About the Series A Preferred Stock

     Description of Rights and Preferences. On November 9, 1999, we completed a rights offering (the "Rights Offering") to holders of Common Stock of iDine resulting in the issuance of 4,149,378 shares of Series A Preferred Stock at a subscription price of $2.41 per share. We received gross proceeds of $10 million in connection with the Rights Offering.

     Conversion and Redemption Rights. Each whole share of Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder at a conversion ratio, at June 12, 2002, of 1.15622 shares (exclusive of accrued "current dividends") and, at the initial expiration date of the Offer, of 1.16174 shares (exclusive of accrued "current dividends"), of Common Stock per share of Series A Preferred Stock, subject to adjustment on customary terms to avoid dilution in the event of a merger, stock split, recapitalization, or other similar events or an issuance of common stock below the conversion price then in effect. We have the right to require a conversion of all outstanding Series A Preferred Stock into Common Stock, at the conversion rate then in effect, if the closing price of our Common Stock at any time after November 9, 2002 exceeds $4.82, plus accrued and unpaid current dividends, additional dividends, and deferred dividends, for thirty consecutive days. We have the right to require conversion if we complete an underwritten public offering of our equity securities which results in gross proceeds to iDine or selling stockholders of $20,000,000 and either the price to the public of the securities sold or the average of the high and low sales price of our Common Stock on the date of the closing of the public offering is not less than the Series A Preferred Stock conversion price then in effect. Holders of a majority of the outstanding shares of Series A Preferred Stock also have the right to require us to convert all outstanding shares of Series A Preferred Stock at any time, at the conversion rate then in effect. The number of shares of Common Stock issuable upon any conversion will be determined by dividing the sum of $2.41, plus accrued but unpaid current dividends, additional dividends and deferred dividends by the Series A Preferred Stock conversion price then in effect. At any time after November 9, 2004, we may elect to redeem all of the shares of Series A preferred stock then outstanding at a redemption price per share equal to $2.41 plus all accrued but unpaid current dividends, additional dividends and deferred dividends thereon.

     Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors and to the extent of funds legally available for the payment of dividends, dividends at the rate of $0.29 per share per annum, at least $0.145 of which is payable in four equal quarterly installments in arrears on the first business day of January, April, July and October ("current dividends"). Dividends in the amount of $0.145 per annum per share are not payable currently but are deferred, accrue and become payable upon a conversion or redemption of the shares of Series A Preferred Stock or liquidation, dissolution or winding up of iDine ("deferred dividends"). We may choose to pay any or all deferred dividends currently. Dividends accrue from and including the issue date to and including the date on which the Series A Preferred Stock is redeemed or converted or on which the liquidation preference is paid thereon.

To the extent not paid, dividends will be cumulative. The shares of Series A Preferred Stock also are entitled to receive dividends on an as-converted basis equal to the Common Stock, if dividends are paid on Common Stock.

     If we default in our obligation to pay any portion of current dividends when due (such portion, a "past due current dividend"), the holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors and to the extent of funds legally available for the payment of dividends, an additional dividend per share ("additional dividends") at an annual rate equal to the per share amount of the past due current dividend, multiplied by the prime rate of interest (as announced by JP MorganChase Bank) plus 6% for the first 90 days of such default, increasing by an additional 1/2% at the beginning of each subsequent 90 day period up to a maximum rate equal to the prime rate plus 7-1/2% per annum. All additional dividends will be cumulative from the dividend payment date on which the default giving rise to a past due current dividend had occurred. As of the date of this Offer to Purchase, we have not defaulted on any obligation to pay dividends on our Series A Preferred Stock.

     Voting. Holders of shares of Series A Preferred Stock vote together with the holders of our Common Stock on all matters which are submitted to a vote of the stockholders on the basis of one vote for each share of Series A Preferred Stock held of record. In addition, if and whenever current dividends payable on shares of Series A Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of current dividends due and payable thereon for six (6) quarterly dividend periods (consecutive or otherwise), then the number of directors constituting our Board of Directors will be increased by two, and the shares of Series A Preferred Stock, voting as a class, will have the right to elect two directors to fill the newly-created directorships. The right to elect directors will remain in effect until all cumulative current dividends (and any additional dividends with respect to those current dividends) have been paid in full.

     Liquidation Events and Mergers. Upon a liquidation, dissolution or winding up of iDine, whether voluntary or involuntary, the holders of shares of our Series A Preferred Stock would be entitled to receive in cash, before any distribution or payment is made upon the Common Stock, a sum per share equal to $2.41 plus all accrued but unpaid current dividends, additional dividends and deferred dividends thereon, before any amounts are paid to holders of Common Stock. If amounts available for distribution to stockholders are insufficient to permit payment to all holders of shares of Series A Preferred Stock of this preferential amount, then our entire funds available to holders of shares of Series A Preferred Stock will be distributed ratably among the holders in proportion to the number of shares owned. Upon liquidation (other than a "deemed liquidation event" described below), after payment of the amount described above, any additional amounts available for distribution will be distributed among the holders of Common Stock and the shares of Series A Preferred Stock pro rata on an as-converted basis.

     If we consolidate with or merge into another entity, if we sell or transfer all or substantially all of our assets, or if a majority of our outstanding stock is sold, resulting in stockholders immediately prior to the sale owning less than 50% of our voting securities, we will treat such event as a liquidation, dissolution or winding up (a "deemed liquidation event"), unless the transaction is approved by the holders of a majority of the then outstanding shares of Series A Preferred Stock. From and after the date of a deemed liquidation, all rights of the holders of shares of Series A Preferred Stock, as such, will cease and terminate, and each share of Series A Preferred Stock shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange for the share other than the right to receive payment of the preferential amount described above.

     Price Range. Our Series A Preferred Stock was first listed alongside our Common Stock on the New York Stock Exchange under the symbol "TMN PRA" effective November 10, 1999. On April 5, 2001, the New York Stock Exchange advised us that while we were in compliance with the market capitalization threshold it intended to de-list our Common Stock and our Series A Preferred Stock because we had not met the minimum stockholders' equity requirement of $50.0 million. On April 16, 2001, trading in our Series A Preferred Stock was reported on the OTC Bulletin Board under the symbol "TMN WP". On November 29, 2001, our Series A Preferred Stock began trading alongside our Common Stock on the Philadelphia Stock Exchange under the symbol "TMN PRA" and now trades under the symbol "IRN PRA" as a result of changing our name from Transmedia Network Inc. to iDine Rewards Network Inc.

     The following table sets forth the high and low and closing prices and trading volume of our Series A Preferred Stock for each our fiscal quarters beginning with the quarter ended December 31, 1999.

                           SERIES A PREFERRED STOCK

Quarter Ended                       Low         High       Quarterly Volume
-------------                       ---         ----       ----------------
December 31, 1999 ...........    $  1.94      $  3.25           99,300
March 31, 2000 ..............       2.75         5.63           51,900
June 30, 2000 ...............       3.88         4.88           13,600
September 30, 2000 ..........       3.75         4.56           52,300
December 31, 2000 ...........       2.75         4.00           16,400
March 31, 2001 ..............       2.80         3.50           51,700
June 30, 2001 ...............       2.59         2.59            3,300
September 30, 2001 ..........       2.25         3.70           25,200
December 31, 2001 ...........       2.65         4.81          380,900
March 31, 2002 ..............       4.00        11.25           82,300
June 30, 2002* ..............      10.00        12.50           14,400

* Reflects high and low prices and trading volume through June 12, 2002.

     Because each whole share of Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder, we have included below for your reference a table which sets forth the high and low prices of our Common Stock for each of our fiscal quarters beginning with the quarter ended December 31, 1999. Our Common Stock trades under the symbol "IRN" on the American Stock Exchange and Philadelphia Stock Exchange.

                                 COMMON STOCK

Quarter Ended                       Low          High
-------------                       ---          ----
December 31, 1999 ...........    $   2.13      $  2.94
March 31, 2000 ..............        4.56         5.31
June 30, 2000 ...............        2.94         5.00
September 30, 2000 ..........        3.31         4.38
December 31, 2000 ...........        2.25         3.75
March 31, 2001 ..............        2.50         3.63
June 30, 2001 ...............        2.70         4.09
September 30, 2001 ..........        2.61         3.64
December 31, 2001 ...........        2.48         4.40
March 31, 2002 ..............        4.25        10.20
June 30, 2002* ..............        8.00        11.30

* Reflects high and low prices through June 12, 2002.

     Dividends. Holders of our Series A Preferred Stock are entitled to receive dividends at the rate of $0.29 per share per annum, at least $0.145 of which is payable in four equal quarterly installments in arrears on the first business day of January, April, July and October. Dividends in the amount of $0.145 per annum per share are not payable currently but can be deferred, accrued and are payable upon a conversion or redemption of the Series A Preferred Stock or liquidation, dissolution or winding up of iDine. We, however, may choose to pay any or all deferred dividends currently. Dividends will accrue from and including the issue date to and including the date on which the preferred shares are redeemed or converted or on which the liquidation preference is paid. To the extent not paid, current dividends and deferred dividends will be cumulative. The Series A Preferred Stock will be entitled to receive cash dividends on an as-converted basis equal to the Common Stock, if dividends are paid on the Common Stock. We have not paid any dividends on our Common Stock since December 1997. Dividends on our Series A Preferred Stock for the last two most recent fiscal years ended September 30, 2001, the transition period ending December 31, 2001, and the fiscal quarter ended March 31, 2002 are as follows:

                           SERIES A PREFERRED STOCK
                                  (Dividends)

Quarter Ended                       Cash         Accrued
-------------                       ----         -------
December 31, 1999 ...........    $   0.021      $  0.021
March 31, 2000 ..............        0.036         0.036
June 30, 2000 ...............        0.036         0.036
September 30, 2000 ..........        0.036         0.036
December 31, 2000 ...........        0.036         0.036
March 31, 2001 ..............        0.036         0.036
June 30, 2001 ...............        0.036         0.036
September 30, 2001 ..........        0.036         0.036
December 31, 2001 ...........        0.036         0.036
March 31, 2002 ..............        0.036         0.036

     We will pay regular cash dividends to the holders of our Series A Preferred Stock on July 1, 2002. In addition, the Purchase Price has been calculated to reflect the accrued pay-in-kind dividends from March 31, 2002 through the initial expiration of the Offer as well as cash dividends accruing from payment of the regular cash dividend on July 1, 2002 through such expiration date. If you do not tender your shares of Series A Preferred Stock, your shares of Series A Preferred Stock will continue to be outstanding and will continue to be governed by their same terms. You will be entitled to receive regular quarterly dividends as long as you hold such shares until such time as the shares of Series A Preferred Stock are converted or redeemed by us.

     Our authorized capital stock consists of 70,000,000 shares of Common Stock, par value $0.02 per share, and 10,000,000 shares of preferred stock, par value $.10 per share. As of June 12, 2002, we had 19,294,064 shares of Common Stock and 4,051,704 shares of Series A Preferred Stock outstanding as well as exercisable options and warrants to purchase an additional 7,327,293 shares of Common Stock. Also, as of June 12, 2002, each share of Series A Preferred Stock was convertible into 1.15622 shares of Common Stock (exclusive of accrued "current dividends"). On June 12, 2002, the last full trading day before we announced the Offer, the conversion value of the Series A Preferred Stock was $10.75 per share.

     As of June 12, 2002, shares of our Series A Preferred Stock were held by approximately 300 holders.

6. Certain Information Concerning iDine

     General. We are a Delaware corporation with our principal executive offices located at 11900 Biscayne Boulevard, Miami, Florida 33181. Our principal telephone number is (305) 892-3340. We administer loyalty rewards programs, primarily in the dining arena, which offer savings and other rewards to our members. We accomplish this principally through the acquisition of "rights to receive" from participating merchants which are then sold for cash to our members. "Rights to receive" are the rights to receive the future cash flows associated with goods and services, principally food and beverage, which we purchase from participating restaurants, in advance, at a substantial discount from the menu price. To facilitate access to the dining rewards by our members, we operate a registered card program under our brand-name iDine. We believe the registered card platform provides a discreet, user-friendly mechanism since members are able to register a valid credit card with us and then use that registered card when dining at participating restaurants in order to access their rewards and benefits.

     We notify our members of our participating merchants' rewards through a variety of methods: printed quarterly directories, quarterly newsletters, toll-free numbers, fax back services and, more recently, online at our revised web site, www.idine.com. The revised web site was developed in tandem with our e-commerce initiative. We have also developed an on-line revenue management product which allows participating restaurants to create special, real time incentives and promotions in order to drive incremental traffic during slow periods.

     We estimate that at March 31, 2002, our member base and network of participating restaurants had grown to approximately 8,500,000 and 7,800, respectively. We currently operate in 77 metropolitan markets and vacation destinations in the United States. We have a sales force of approximately 90 sales people who enlist merchants in our program. Our members come from a variety of sources and marketing efforts, either through direct solicitation or through affiliate relationships such as airlines frequent flyer programs, credit card issuing banks, corporations and other affinity distribution channels.

     Corporate Structure. Effective February 1, 2002, we changed our name from Transmedia Network Inc. to iDine Rewards Network Inc. Currently, we have the following principal operating subsidiaries:

     o iDine Restaurant Group Inc. ("IRG"), formerly Transmedia Restaurant Company Inc., is responsible for soliciting, underwriting, contracting with and servicing restaurants that participate in the program. Other service establishments such as hotels, resort destinations and retailers are also solicited to the program but on a much smaller scale.

     o Transmedia Service Company Inc. ("TSC") is responsible for (i) soliciting accounts, managing partner relationships and servicing members in the United States and (ii) providing support services to iDine Restaurant Group Inc.

     o RTR Funding LLC, a wholly owned subsidiary of Transmedia Service Company Inc., was established as a special purpose corporation for purposes of the securitization of cash advances made to merchants referred to as rights to receive.

     Officers and Directors and Controlling Persons. Our officers and directors and controlling persons (as defined under the Exchange Act) are listed on
Schedule I hereto. Two of our directors were nominated by Samstock pursuant to the terms of its agreements with the Company. During the last five years, neither iDine, any of its affiliates nor, to the best knowledge of iDine, any of the persons listed on Schedule I hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Financial Statements. The rules of the Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. We hereby incorporate by reference the following: (i) the information set forth in Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001; (ii) the information set forth in Item 8 of our Transition Report on Form 10-KT for the transition period from October 1, 2001 to December 31, 2001 (the "Form 10-KT"); and (iii) the information set forth in Part I entitled "Financial Information" of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

     Set forth below is a summary of our historical financial data for each of the two fiscal years ended September 30, 2000 and 2001 and for the transition period from October 1, 2001 to December 31, 2001, which has been derived from the audited consolidated financial statements from our Annual Reports on Form 10-K for the years ended September 30, 2000 and 2001 (collectively, the "Forms 10-K") and our Form 10-KT, respectively. Our historical financial data as of March 31, 2002 and for the fiscal quarter ended March 31, 2002 are unaudited and have been derived from the unaudited consolidated financial statements from our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2002 (the "Form 10-Q" and together with the Forms 10-K and the Form 10-KT, the "Company SEC Reports"). Interim financial results for any quarter are not necessarily indicative of the results that may be expected for the full year. The following summary is qualified in its entirety by reference to the Company SEC Reports and all of the financial information contained therein. You may read and copy all or any portion of the SEC Reports or any reports, statements or other information in the files at the following public reference facilities of the Commission: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Company SEC Reports also may be obtained from the Commission by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Commission at (800) SEC-0330 for further information on the operation of its public reference rooms. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR System.

                          IDINE REWARDS NETWORK INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                               Three Months Ended     Three Months Ended              Year Ended
                                                   March 31,             December 31,                September 30,
                                                      2002             2001         2000          2001          2000
                                              ------------------- ------------- ------------ -------------- ------------
                                                  (Unaudited)                    (Unaudited)
                                                  -----------                    -----------
Statement of Operations Data:
Total dining sales ..........................       $ 56,971        $  50,629     $ 43,981     $  190,037    $ 180,627
Net revenue from dining sales ...............         14,888           12,162        9,835         45,401       36,356
Membership and renewal fee income ...........          1,412            1,563        1,727          7,009        8,444
Other operating revenue .....................             67               69          188            776        1,558
Total operating revenues ....................         16,367           13,794       11,750         53,186       46,358
Total operating expenses ....................         12,677           12,109       11,301         47,450       46,831
Operating income (loss) .....................          3,690            1,685          449          5,736         (473)
Extraordinary item, loss on early
 extinguishment of debt, net of tax .........             --               --           --             --       (1,623)
Net income (loss) ...........................       $  3,098        $   1,085     $   (893)    $    1,334    $  (7,778)
                                                    ========        =========     ========     ==========    =========
Per Share Data:
Extraordinary item, loss on early
 extinguishment of debt .....................             --               --           --             --         (.12)
Net income (loss)
 Basic ......................................            .18              0.05        (.07)           0.01        (.63)
 Diluted ....................................            .15              0.05        (.07)           0.01        (.63)
Balance Sheet Data (as of end of
 period):
Total assets ................................       $114,134        $ 109,390     $112,359     $  108,320    $ 121,581
Revolving securitization ....................         55,500           55,500       56,442         55,500       59,625
Redeemable preferred shares .................          9,695            9,695        9,695          9,695       10,000
Stockholders' equity ........................         33,621           20,694       19,530         20,135       20,806

     Our book value per share of Series A Preferred Stock was $2.34 at March 31, 2002.

     For further information regarding our financial statements, see the sections entitled "Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends," "Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends" and the Unaudited Pro Forma Condensed Consolidated Financial Statements in the Offer to Purchase.

7. Beneficial Ownership of Certain Persons; Equity Interests of Samstock

     Except as otherwise specified, the following table sets forth certain information, as of June 1, 2002, regarding ownership of our voting stock (Common Stock and Series A Preferred Stock together) by each person who is known by us to own beneficially more than 5% of our voting stock, and includes options and warrants to purchase shares of Common Stock which will become exercisable within 60 days of June 1, 2002. Except as otherwise specified, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by him.

                                                              Amount of      Common Stock
                                                              Series A        Options and
                                               Amount of      Preferred        Warrants            Total Voting        Percent of
                                             Common Stock       Stock         Exercisable              Stock             Total
                                             Beneficially   Beneficially        Within             Beneficially          Voting
              Name and Address                   Owned        Owned(1)          60 Days                Owned             Stock
              ----------------                   -----        --------          -------                -----             -----
Samstock, L.L.C. ..........................    2,543,127     2,692,748         2,148,225(2)          8,541,608(3)(4)      37.7%
Halmostock Limited Partnership ............      438,305       206,204           195,960(5)
 (see footnote 4 for addresses)
Minotaur Partners II, L.P. ................    1,194,521            --         2,389,042             3,583,563(6)         19.8%
ValueVision International Inc. ............      219,178            --           438,356               657,534(6)
Dominic Mangone ...........................      119,589            --           239,178               358,767(6)
Raymond Bank ..............................       10,959            --            21,918                32,877(6)
 (See footnote 6 for addresses)
Iron Wood Capital Management, LLC .........    1,469,500            --                --             1,469,500(7)          7.2%
 21 Custom House Street
 Boston, Massachusetts 02110


     Except as otherwise specified, the following table sets forth certain information regarding beneficial ownership of our voting stock (Common Stock and Series A Preferred Stock together), as of June 1, 2002, by our directors and executive officers (and our executive officers and directors as a group), and includes options and warrants to purchase shares of Common Stock which will become exercisable within 60 days of June 1, 2002. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                                      Amount of      Common Stock
                                                      Series A       Options and
                                     Amount of        Preferred        Warrants        Total Voting       Percent of
                                   Common Stock         Stock        Exercisable           Stock            Total
                                   Beneficially     Beneficially        Within         Beneficially         Voting
        Name and Address               Owned          Owned(1)         60 Days             Owned            Stock
        ----------------               -----          --------         -------             -----            -----
Sheli Z. Rosenberg ............        70,588              --           84,651            155,239(8)            *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Gene M. Henderson .............       244,795          46,613          503,811            795,219(9)          3.8%
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Herbert M. Gardner ............       309,743          91,486          108,589            509,818(10)         2.5%
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Raymond A. Gross ..............            --              --            5,769              5,769(11)           *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

                                                            Amount of    Common Stock
                                                            Series A      Options and
                                             Amount of      Preferred      Warrants        Total Voting      Percent of
                                           Common Stock       Stock       Exercisable          Stock           Total
                                           Beneficially   Beneficially      Within         Beneficially        Voting
             Name and Address                  Owned        Owned(1)        60 Days            Owned           Stock
             ----------------                  -----        --------        -------            -----           -----
F. Philip Handy .........................      272,347        84,632         111,606           468,585(12)       2.3%
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

William A. Lederer ......................    1,202,521            --       2,399,811         3,602,332(13)      15.9%
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Stephen E. Lerch ........................           --            --         123,750           123,750(14)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

John A. Ward, III .......................       38,266            95          42,632            80,993(15)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

George S. Wiedemann .....................       23,686         5,622          63,744            93,052(16)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Lester Wunderman ........................       26,000            --          87,933           113,933(17)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Keith E. Kiper ..........................        7,500            --          10,000            17,500(18)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Gregory J. Robitaille ...................       40,036         7,009         201,621           248,666(19)       1.2%
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

Gerald J. Hughes ........................        5,500         1,000         100,144           106,644(20)         *
 c/o iDine Rewards Network Inc.
 11900 Biscayne Boulevard
 Miami, Florida 33181

All directors and executive officers as a
 group (13 persons) .....................    2,240,982       236,457       3,844,061         6,321,500          26.2%

------------
* Represents less than 1%.

 (1) As of March 31, 2002, each share of Series A Preferred Stock was convertible into 1.14419 shares of Common Stock at the option of the holder.

 (2) Includes 388,267 of the 3,081,015 shares of Common Stock issuable upon the conversion of the 2,692,748 shares of Series A Preferred Stock held by Samstock (representing the additional voting power Samstock, would gain upon conversion of its shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted).

 (3) Includes 317,039 shares of Common Stock which are owned by certain stockholders, but which are subject to the voting and disposition restrictions contained in certain agreements among Samstock and certain stockholders, pursuant to which such stockholders beneficially owned shares of Common Stock are subject to shared voting and disposition power with Samstock, which is an affiliate of Equity Group Corporate Investments, of which Sheli Z. Rosenberg is Vice Chairperson.

 (4) Based in part: (i) upon information set forth in Amendment No. 5 to the
     Schedule 13D filed on December 22, 2000 by Samstock and (ii) other information available to the Company. The addresses for these entities are as follows: Samstock, L.L.C. at Two North Riverside Plaza, Chicago, Illinois 60606 and Halmostock Limited Partnership at 21 W. Las Olas Boulevard, Fort Lauderdale, Florida 33301.

 (5) Includes (i) 29,733 of the 235,937 shares of Common Stock issuable upon the conversion of the 206,204 shares of Series A Preferred Stock held by Halmostock Limited Partnership (representing the additional voting power Halmostock Limited Partnership would gain upon conversion of its shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted) and
     (ii) warrants to purchase 166,227 shares of Common Stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003.

 (6) Based in part (i) upon information set forth in Amendment No. 1 to the
     Schedule 13D filed on August 24, 2000 and (ii) pursuant to a Stock Purchase and Sale Agreement, dated as of April 28, 2000. The addresses for these entities are as follows: Minotaur Partners II, L.P. at 620 Lake Road, Lake Forest, Illinois 60045; ValueVision International Inc. at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344; Dominic Mangone at 6N 271 James Court, Medinah, Illinois 60157; and Raymond Bank at P.O. Box #106, Butler, Maryland 21023.

 (7) Based upon information set forth in a Schedule 13G filed by Iron Wood Capital Management, LLC with the Commission on February 14, 2002.

 (8) Includes for Ms. Rosenberg (i) 70,588 Shares of Common Stock beneficially owned by Ms. Rosenberg, (ii) options to purchase 50,000 shares of Common Stock at a price of $3.00 per share, (iii) 769 shares of Common Stock issued to Ms. Rosenberg as part of her annual outside director's fee under the 1996 Long-Term Incentive Plan, as amended (the "1996 Plan") and (iv) 33,882 shares of Common Stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003.

 (9) Includes for Mr. Henderson (i) 244,795 shares of Common Stock beneficially owned by Mr. Henderson, (ii) 46,613 shares of Series A Preferred Stock beneficially owned by Mr. Henderson, (iii) options to purchase 387,500 shares of Common Stock, (iv) 109,590 shares of Common Stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share which expire in April 2005 and (v) 6,721 of the 53,334 shares of Common Stock issuable upon the conversion of the 46,613 shares of Series A Preferred Stock held by Mr. Henderson (representing the additional voting power Mr. Henderson would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted).

(10) Includes for Mr. Gardner (i) 309,743 shares of Common Stock beneficially owned by Mr. Gardner, (ii) 91,486 shares of Series A Preferred Stock beneficially owned by Mr. Gardner, (iii) options to purchase 50,000 shares of Common Stock, (iv) 30,684 shares of Common Stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, (v) 13,191 of the 104,677 shares of Common Stock issuable upon the conversion of the 91,486 shares of Series A Preferred Stock held by Mr. Gardner (representing the additional voting power Mr. Gardner would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted) and
     (vi) 14,714 shares of Common Stock issued to Mr. Gardner as part of his annual outside director's fee under the 1996 Plan. Does not include an aggregate of 18,174 shares of stock and warrants to purchase Common Stock held by Mr. Gardner's wife.

(11) Includes for Mr. Gross (i) options to purchase 5,000 shares of Common Stock and (ii) 769 shares of Common Stock issued to Mr. Gross as part of his annual outside director's fee under the 1996 Plan.

(12) Includes for Mr. Handy (i) 272,347 shares of Common Stock beneficially owned by Mr. Handy, (ii) 84,632 shares of Series A Preferred Stock beneficially owned by Mr. Handy, (iii) options to purchase 23,000 shares of Common Stock, (iv) warrants to purchase 56,470 shares of Common Stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003, (v) 12,203 of the 96,835 shares of Common Stock issuable upon the conversion of the 84,632 shares of Series A Preferred Stock held by Mr. Handy (representing the additional voting power Mr. Handy would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted), (vi) 19,164 shares of Common Stock that Mr. Handy may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees and
     (vii) 769 shares of Common Stock issued to Mr. Handy as part of his annual outside director's fee under the 1996 Plan.

(13) Includes for Mr. Lederer (i) 1,202,521 shares of Common Stock beneficially owned by Minotaur Partners II, L.P., (ii) options to purchase 10,000 shares of Common Stock, (iii) 769 shares of Common Stock issued to Mr. Lederer as part of his annual outside director's fee under the 1996 Plan and (iv) 2,389,042 shares of Common Stock which may be acquired upon exercise of outstanding warrants beneficially owned by Minotaur Partners II, L.P. at exercise prices in equal parts of $5.93125 and $7.30 per share, which warrants expire in April 2005. Mr. Lederer may be deemed to be the beneficial owner of the shares and warrants beneficially owned by Minotaur Partners II, L.P. because he is a stockholder, director and principal of the manager of the general partner of Minotaur Partners II, L.P., a member of the general partner of Minotaur Partners II, L.P., and Chairman, Chief Executive Officer and Chief Investment Officer of Minotaur Capital Management, Inc., which is a limited partner of Minotaur Partners II, L.P. Mr. Lederer disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(14) Includes for Mr. Lerch options to purchase 123,750 shares of Common Stock.

(15) Includes for Mr. Ward (i) 38,266 shares of Common Stock owned by Mr. Ward,
     (ii) 95 shares of Series A Preferred Stock owned by Mr. Ward, (iii) 21,918 shares of Common Stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, which warrants expire in April 2005, (iv) 14 of the 109 shares of Common Stock issuable upon the conversion of the 95 shares of Series A Preferred Stock held by Mr. Ward (representing the additional voting power Mr. Ward would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted), (v) 9,431 shares of Common Stock that Mr. Ward may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees, (vi) options to purchase 10,500 shares of Common Stock and (vii) 769 shares of Common Stock issued to Mr. Ward as part of his annual outside director's fee under the 1996 Plan.

(16) Includes for Mr. Wiedemann (i) 23,686 shares of Common Stock owned by Mr. Wiedemann, (ii) 5,622 shares of Series A Preferred Stock beneficially owned by Mr. Wiedemann, (iii) options to purchase 43,000 shares of Common Stock, (iv) 811 of the 6,433 shares of Common Stock issuable upon the conversion of the 5,622 shares of Series A Preferred Stock held by Mr. Wiedemann (representing the additional voting power Mr. Wiedemann would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted) and (v) 19,933 shares of Common Stock issued to Mr. Wiedemann as part of his annual outside director's fee under the 1996 Plan.

(17) Includes for Mr. Wunderman (i) 26,000 shares of Common Stock owned by Mr. Wunderman, (ii) options to purchase 68,000 shares of Common Stock and
     (iii) 19,933 shares of Common Stock issued to Mr. Wunderman as part of his annual outside director's fee under the 1996 Plan.

(18) Includes for Mr. Kiper (i) 7,500 shares of Common Stock owned by Mr. Kiper and (ii) options to purchase 10,000 shares of Common Stock. Does not include an aggregate of 3,000 shares of stock held by Mr. Kiper's wife in a 401(k) account.

(19) Includes for Mr. Robitaille (i) 40,036 shares of Common Stock owned by Mr. Robitaille, (ii) 7,009 shares of Series A Preferred Stock owned by Mr. Robitaille, (iii) 43,836 shares of Common Stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, which warrants expire in April 2005, (iv) warrants to purchase 6,774 shares of Common Stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003, (v) 1,011 of the 8,020 shares of Common Stock issuable upon the conversion of the 7,009 shares of Series A Preferred Stock held by Mr. Robitaille (representing the additional voting power Mr. Robitaille would gain upon conversion of his shares of

     Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted) and (vi) options to purchase 150,000 shares of Common Stock.

(20) Includes for Mr. Hughes (i) 5,500 shares of Common Stock owned by Mr. Hughes, (ii) 144 of the 1,144 shares of Common Stock issuable upon the conversion of the 1,000 shares of Series A Preferred Stock held by Mr. Hughes (representing the additional voting power Mr. Hughes would gain upon conversion of his shares of Series A Preferred Stock due to the conversion rate of 1.14419 shares of Common Stock per each share of Series A Preferred Stock converted) and (iii) options to purchase 100,000 shares of Common Stock.

8. Stockholder Tender Agreement; Transactions and Arrangements Concerning the Series A Preferred Stock

     Stockholder Tender Agreement. Samstock entered into a Letter Agreement with iDine on June 12, 2002 (the "Stockholder Tender Agreement"), pursuant to which it agreed, subject to the conditions described below, to tender 2,474,576 of its shares of Series A Preferred Stock in the Offer. The following is a summary of the material terms of the Stockholder Tender Agreement. This summary is not a complete description of the terms and conditions of the Stockholder Tender Agreement and it is qualified in its entirety by reference to the full text of the Stockholder Tender Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. The Stockholder Tender Agreement may be examined at, and copies may be obtained from, the offices of the Commission as set forth in the section of this Offer to Purchase entitled "Where You Can Find Additional Information."

     Pursuant to the terms of the Stockholder Tender Agreement, iDine has agreed to make and not withdraw the Offer, and Samstock has agreed to validly tender (or cause the record owner of such shares to validly tender), and will cause to remain validly tendered and not withdrawn until termination of the Stockholder Tender Agreement, 2,474,576 shares of Series A Preferred Stock which are beneficially owned by Samstock as of the date of the Stockholder Tender Agreement (collectively, the "Subject Shares").

     The respective obligations of Samstock and iDine under the Stockholder Tender Agreement are conditioned upon, among other things,

     o the Offer being made to all holders of the Series A Preferred Stock upon the same terms and conditions, including the same per share offer price;

     o an offer price equal to not less than $9.14 per Common Stock equivalent share;

     o dissemination of the Offer to Purchase and Letter of Transmittal to holders of Series A Preferred Stock no later than five business days following the closing of the New Offering (as defined in Section 9 below); and

     o payment by iDine for the shares of Series A Preferred Stock no later than five business days after all applicable requirements of the rules and regulations of the Commission and any applicable stock exchange pertaining to the Offer have been satisfied, and in no event later than September 1, 2002.

     Samstock has also agreed that, prior to the date which is the earlier of the Expiration Date or September 1, 2002, so long as iDine has not modified or withdrawn the Offer, Samstock will not, and will require any permitted transferees of the Subject Shares not to, exercise conversion rights with respect to such Subject Shares without obtaining the prior written consent of iDine.

     Recent Transactions in Securities of the Company. During the 60-day period preceding the date of this Offer to Purchase, Samstock exercised warrants to acquire an aggregate of 220,175 shares of Common Stock. Except as set forth elsewhere in this Offer to Purchase (a) neither iDine, nor to its knowledge, any executive officers, directors or affiliates of iDine, or any associate or majority-owned subsidiary of theirs or of any of the persons so listed, beneficially owns or has a right to acquire any shares of Common Stock or Series A Preferred Stock and (b) neither they nor, to their knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in shares of Common Stock or Series A Preferred Stock during the past 60 days.

     Except for the Stockholder Tender Agreement and various agreements between iDine and certain of its officers, directors and affiliates, including Samstock, relating to the transfer and voting of iDine's securities, each of which have been filed as exhibits to the Schedule TO, neither iDine, nor to its knowledge, any executive officers, directors or affiliates of iDine, or any associate or majority-owned subsidiary of theirs or of any of the persons so listed, has any contract, arrangement, understanding or relationship with any other person with respect to shares of Common Stock or Series A Preferred Stock (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

9. Sources and Amounts of Funds

     We need approximately $26.28 million to purchase a maximum of 2,474,576 shares of Series A Preferred Stock. In order to obtain the funds necessary to purchase the shares of Series A Preferred Stock, we have offered and sold an aggregate of 3,000,000 shares of our Common Stock in a private placement transaction at a purchase price of $9.50 per share (the "New Offering") to selected investors which qualify as "accredited investors" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended. Upon the closing of the New Offering on June 10, 2002, we received net proceeds of $26.85 million, after deducting expenses. Fulcrum, which acted as the placement agent for the New Offering, received total fees and expenses of approximately $1.5 million for services provided in connection with the New Offering.

     No part of the Purchase Price is required or expected to be directly or indirectly borrowed for the purpose of consummating the Offer.

10. Conditions of the Offer

     Notwithstanding any other provision of the Offer, our obligation to accept, and pay for, the shares of Series A Preferred Stock validly tendered and not properly withdrawn pursuant to the Offer is conditioned upon the non-occurrence of each of the following events:

     o there has been instituted or threatened, or there is pending any action or proceeding (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects and those of our subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Offer;

     o an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed or asserted to be applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects and those of our subsidiaries, taken as a whole;

     o there has occurred or is likely to occur any event affecting our business or financial affairs that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer, including, without limitation, the need to obtain any third party consent, license, permit or approval including, among others, as discussed below under "THE OFFER, Section 11--Certain Legal Matters and Regulatory Matters"; and

     o there has occurred (a) any suspension or material limitation of trading in securities on or by The New York Stock Exchange, American Stock Exchange, PHLX or The Nasdaq Stock Market, or any crisis or adverse change in the U.S. financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (c) any limitation (whether or not mandatory) by any governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment might affect the extension of credit by banks of other lending institutions, (d) a commencement of a war or armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us). Subject to the applicable securities laws and the terms set forth in this Offer to Purchase and the Letter of Transmittal, we reserve the right, prior to the expiration of the Offer on the Expiration Date,
(i) to waive any and all conditions to the Offer, (ii) to terminate the Offer or extend the Expiration Date or (iii) otherwise amend the Offer, including these conditions, in any respect. All conditions of the Offer will, if the tendered shares of Series A Preferred Stock are to be accepted for payment promptly after the Expiration Date, be either satisfied or waived by us prior to the expiration of the Offer on the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Our Stockholder Tender Agreement with Samstock requires us to obtain the consent of Samstock in order to terminate the Offer, or in certain circumstances to extend the Expiration Date or otherwise amend the Offer.

11. Certain Legal Matters and Regulatory Matters

     Under the Delaware General Corporation Law, we are not required to obtain stockholder approval of the Offer. No stockholder appraisal rights are available in connection with the Offer.

     Pursuant to the terms of our existing securitization facility administered by JP Morgan Chase Bank ("Chase") and BMO, we have agreed that Samstock will continue to beneficially own at least 20% of our voting stock (the "Minimum Samstock Percentage") for as long as such facility remains in place. Samstock has agreed to tender 2,474,576 shares of Series A Preferred Stock, or approximately 61.1% of the issued and outstanding Series A Preferred Stock, to us pursuant to the Offer. As a result of this disposition, Samstock will beneficially own more than 15% of our voting stock effective as of the close of the Offer. In order to ensure that we do not default upon our obligations under the securitization facility, we have obtained a waiver from Chase and BMO which reduces the Minimum Samstock Percentage from 20% to 15%.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the shares of Series A Preferred Stock as contemplated in the Offer or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of the Series A Preferred Stock as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares of Series A Preferred Stock tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. We are not aware of any pending or overtly threatened legal proceedings which would affect the Offer. Our obligations under the Offer to accept for payment and pay for shares of Series A Preferred Stock are subject to other conditions. See "THE OFFER, Section 10--Conditions of the Offer." We do not intend to grant access to our corporate files to the unaffiliated holders of our Series A Preferred Stock nor do we intend to obtain and pay for legal services on behalf of such holders.

12. Fees and Expenses

     We have retained Georgeson Shareholder Communications Inc. to act as the information agent (the "Information Agent") and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of the Series A Preferred Stock by personal interview, mail, e-mail, telephone, facsimile transmission, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. We have also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under Federal securities laws.

     Fees and expenses to be incurred and paid by us in connection with the Offer are estimated as follows:

   Financial Advisory Fees .........    $150,000
   Information Agent Fees ..........       7,500
   Depositary Fees .................       3,500
   Legal Fees ......................     350,000
   Printing Expenses ...............      35,000
   SEC Filing Fees .................       5,256
   Miscellaneous ...................       3,744
                                        --------
     TOTAL .........................     555,000
                                        ========

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Consequences to Holders Who Tender Series A Preferred Stock

     The following is a summary of certain U.S. federal income tax consequences of the offer to holders of our Series A Preferred Stock whose shares of Series A Preferred Stock are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this Offer (the "Code"), existing and proposed Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

     This summary assumes that the shares of Series A Preferred Stock are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

     o    a broker-dealer or a dealer in securities or commodities;

     o    a bank, thrift or other financial institution;

     o    a regulated investment company or a real estate investment trust;

     o    an insurance company;

     o    a tax-exempt organization;

     o a holder subject to the alternative minimum tax provisions of the Code;

     o a person holding our shares of Series A Preferred Stock as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

     o a person holding our shares of Series A Preferred Stock through a partnership or similar pass-through entity;

     o    a person with a "functional currency" other than the U.S. dollar; or

     o a holder that is a nonresident alien, a corporation or other entity that is not created or organized in or under the laws of the U.S. or a political subdivision of the U.S., or an estate or trust that is not treated as a U.S. person for federal income tax purposes.

     If a partnership holds our shares of Series A Preferred Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the shares of Series A Preferred Stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the shares of Series A Preferred Stock.

     THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

     The tender of Series A Preferred Stock for cash pursuant to the Offer by holders will be a taxable transaction for U.S. Federal income tax purposes. If the receipt of cash by a holder in exchange for the tender of shares of Series A Preferred Stock pursuant to the Offer is treated as a sale or exchange of such shares of Series A Preferred Stock for U.S. Federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the total amount of cash received and the holder's aggregate adjusted tax basis in the shares of Series A Preferred Stock tendered to us. A holder's adjusted tax basis in each of the shares of Series A Preferred Stock tendered to us will generally equal the amount it paid for each of the shares of Series A Preferred Stock. The gain or loss on the shares of Series A Preferred Stock would be long-term capital gain or loss if the holding period for the shares of Series A Preferred Stock exceeded one year. If a holder is an individual and has held the shares of Series A Preferred Stock for more than one year, then the capital gain on the shares of Series A Preferred Stock will generally be subject to tax at a maximum rate of 20%. A holder's ability to deduct capital losses may be limited.

     The receipt of cash by a holder pursuant to the Offer in exchange for the tender of shares of Series A Preferred Stock will be treated as a sale or exchange of the shares of Series A Preferred Stock for U.S. federal income tax purposes if the exchange either (i) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code or
(ii) results in a "complete termination" of the holder's stock interest in iDine under Section 302(b)(3) of the Code. In determining whether either of the tests have been met, a holder must take into account not only shares of Series A Preferred Stock and Common Stock it actually owns, but also shares of Series A Preferred Stock and Common Stock it constructively owns within the meaning of
Section 318 of the Code.

     The receipt of cash by a holder pursuant to the Offer in exchange for the tender of shares of Series A Preferred Stock will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in iDine. Whether the receipt of cash by a holder pursuant to the Offer in exchange for the tender of shares of Series A Preferred Stock will result in a meaningful reduction of the holder's proportionate stock interest will depend on the holder's particular facts and circumstances. If, however, as a result of an exchange of shares of Series A Preferred Stock for cash pursuant to the offer, a holder whose relative stock interest in iDine is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate stock interest in iDine (which applies to any ownership of common or preferred stock and any shares of Series A Preferred Stock constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in its stock interest in iDine. Satisfaction of the "complete termination" exceptions is dependent upon compliance with the objective test set forth in Section 302(b)(3) of the Code. The receipt of cash by a holder pursuant to the offer will result in a "complete termination" either (i) the holder does not own actually or constructively own any Common Stock and all of the shares of Series A Preferred Stock actually and constructively owned by the holder are exchanged pursuant to the offer or (ii) the holder does not actually own any Common Stock, all of the shares of Series A Preferred Stock actually owned by the holder are exchanged pursuant to the offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of Series A Preferred Stock and Common Stock constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Code.

     If a holder's receipt of cash in exchange for the tender of shares of Series A Preferred Stock pursuant to the Offer does not constitute a sale or exchange of the shares of Series A Preferred Stock as described above, then the holder's receipt of cash that is attributable to the shares of Series A Preferred Stock will instead be treated as a distribution and not as a sale or exchange. The distribution will be treated as a dividend (and hence taxable as ordinary income) to the extent of our current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares of Series A Preferred Stock exchanged in the Offer, and any remaining portion will be taxable to the holder as capital gains. Any such capital gain will be long-term capital gain if the holder has held the shares of Series A Preferred Stock for more than one year at the time of the exchange. A dividend received by a corporate holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

Backup Withholding and Information Reporting

     Payments of dividends on the Series A Preferred Stock to holders and the proceeds received upon the sale or other disposition of the Series A Preferred Stock by holders may be subject to information reporting and backup withholding tax at a rate of up to 30%. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a holder will be subject to information reporting and backup withholding tax if such stockholder:

     o fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     o    furnishes an incorrect TIN;

     o is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

     o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the holder that it is subject to backup withholding.

     The amount of any reportable payments, including dividends, made to a holder (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the Internal Revenue Service for each calendar year.

     A holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax, and taxpayers may use amounts we withhold as a credit against their U.S. Federal income tax liability or may claim a refund as long as they timely provide certain information to the Internal Revenue Service.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our ratio of earnings to fixed charges and preferred stock dividends is computed by dividing earnings (loss) by fixed charges and preferred stock dividends. Earnings consist of our net income/loss before income taxes and adding back fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include the Series A Preferred Stock dividends and accretion of the carrying value of the preferred stock.

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

    For the years ended         For the three months ended     For the three months ended
       September 30,                   December 31,                    March 31,
       -------------                   ------------                    ---------
  2000                2001                2001                           2002
  ----                ----                ----                           ----
  27%                 119%                200%                           381%

             PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our pro forma ratio of earnings to fixed charges and preferred stock dividends is computed by dividing earnings (loss) by fixed charges and preferred stock dividends. Earnings consist of our net income/loss before income taxes and adding back fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include preferred stock dividends, accretion of the carrying value of the preferred stock and a deemed dividend resulting from the purchase of 2,474,576 shares of Series A Preferred Stock.

     The following table sets forth our pro-forma ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated giving effect to the consummation of the Offer and the repurchase of 2,474,576 shares of Series A Preferred Stock:

    For the years ended         For the three months ended     For the three months ended
       September 30,                   December 31,                    March 31,
----------------------------   ----------------------------   ---------------------------
  2000                2001                2001                           2002
  ----                ----                ----                           ----
  21%                 121%                220%                           442%

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This Offer to Purchase omits certain information contained in the Schedule TO filed by us with the Commission. For further information, we refer you to the Schedule TO, including the exhibits filed thereto. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the Commission. The Schedule TO, including the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents can be obtained from the Commission at prescribed rates at their offices. You may obtain information on the operation of the Commission's Public Reference Facilities by calling 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

 Unaudited Pro Forma Condensed Consolidated Financial Statements of iDine Rewards Network Inc.:
   Balance Sheet as of March 31, 2002 ....................................................   F-2
 Earnings per share for the Fiscal Year ending September 30, 2002 and the Three Month
   Periods ending March 31, 2002 and December 31, 2002 ...................................   F-3

                          IDINE REWARDS NETWORK INC.
                     Pro Forma Consolidated Balance Sheet
                             As of March 31, 2002
                                  (unaudited)

                                                                            March 31,         Pro Forma         Pro Forma
                                                                               2002          Adjustments        Adjusted
                                                                           -----------   ------------------   ------------
Assets
Current assets:
Cash and cash equivalents ..............................................    $  13,451        $  26,280 (A)     $  13,451
                                                                                            ($  26,280)(B)
Short term investments .................................................        2,486                              2,486
Accounts receivable, net ...............................................        8,721                              8,721
Rights to receive, net .................................................       69,446                             69,446
Prepaid expenses and other current assets ..............................        1,398                              1,398
Total current assets ...................................................       95,502                             95,502
Property and equipment, net ............................................        8,422                              8,422
Other assets ...........................................................          539                                539
Excess of cost over net assets acquired ................................        9,671                              9,671
                                                                            ---------                          ---------
Total assets ...........................................................    $ 114,134                          $ 114,134
                                                                            =========                          =========
Liabilities and Stockholders' Equity
Current liabilities:
Secured non-recourse revolving debt ....................................       55,500                             55,500
Accounts payable -- Rights to receive ..................................        9,502                              9,502
Accounts payable -- trade ..............................................        9,863                              9,863
Accrued expenses and other .............................................        2,579                              2,579
Deferred membership fee income .........................................        2,140                              2,140
Total current liabilities ..............................................       79,584                             79,584
Other long-term liabilities ............................................          929                                929
                                                                            ---------                          ---------
Total liabilities ......................................................       80,513                             80,513
                                                                            =========                          =========
Stockholders' equity:
Preferred stock, par value $0.10 per share (1,000 shares authorized;
 none issued and outstanding) ..........................................           --                                 --
Preferred stock -- Series A, senior convertible redeemable, par value
 $0.10 per share; authorized 10,000 shares; issued and outstanding
 4,124 and 1,649 shares, respectively ..................................          413             (247)(A)           166
Common stock, par value $0.02 per share; authorized 70,000 shares;
 issued and outstanding 15,902 and 18,902 shares, respectively .........          318               60 (B)           378
Additional paid-in capital .............................................       43,296           26,220 (A)        43,483
                                                                                               (26,033)(B)
Cumulative other comprehensive income ..................................           15                                 15
Retained deficit .......................................................      (10,163)                           (10,163)
Treasury stock, at cost (81 shares) ....................................         (258)                              (258)
                                                                            ---------                          ---------
Total stockholders' equity .............................................       33,621                             33,621
                                                                            ---------                          ---------
Total liabilities and stockholders' equity .............................    $ 114,134                          $ 114,134
                                                                            =========                          =========

NOTES:

(A) 3,000,000 common shares issued at a price of $9.50, net proceeds per share is $8.76

(B)  2,474,576 preferred shares repurchased at a price of $10.62

                          IDINE REWARDS NETWORK INC.
                         Pro Forma Earnings per Share
                                  (unaudited)

                                       Fiscal Year       Three Months     Three Months
                                         Ending             Ending           Ending
                                     Sept. 30, 2002     Dec. 31, 2002     Mar. 31, 2002
                                    ----------------   ---------------   --------------
Net Income as reported ..........         1,334              1,085            3,098
Basic EPS as reported ...........          0.01               0.05             0.18
Diluted EPS as reported .........          0.01               0.05             0.15
Proforma Basic EPS ..............          0.04               0.05             0.16
Proforma Diluted EPS ............          0.04               0.05             0.14

NOTES

(A)  Assumes addition of three million common at start of period

(B)  Assumes 2,474,576 preferred shares repurchased at start of period

                                  SCHEDULE I
             DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS OF
                          IDINE REWARDS NETWORK INC.

     The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer and controlling person of iDine. The business address of each such person is 11900 Biscayne Boulevard, Miami, Florida 33181. The business telephone number of each such person is
(305) 892-3340.

     Unless otherwise indicated, each person listed below:

     o    has held his or her principal occupation for the past five years;

     o has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and has not been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws; and

     o    is a citizen of the United States.

1. Directors of iDine

                                Principal Occupation and Directorships
Name and Year First Elected     of Other Publicly-Traded Corporations
---------------------------     -------------------------------------
 Sheli Z. Rosenberg (2000)      Sheli Z. Rosenberg has been a trustee of Equity Office Properties Trusts, a
                                REIT that owns and operates commercial real estate properties, since 1997.
                                Since May 2000, Ms. Rosenberg has been the Vice Chairperson of Equity
                                Group Investments, L.L.C. From January 1999 until May 2000, Ms. Rosenberg was Chief Executive Officer and President of Equity Group Investments,
                                L.L.C., an owner and financier of real estate and corporate investments. Ms.
                                Rosenberg was Chief Executive Officer and President of Equity Group
                                Investments, Inc., from 1994 through 1998. From 1980 until 1997, Ms.
                                Rosenberg was a principal of the law firm of Rosenberg & Liebentritt, P.C.
                                Since 1993, Ms. Rosenberg has been a trustee of Equity Residential Properties
                                Trust, a REIT that owns and operates multifamily residential properties. Ms.
                                Rosenberg is a director of Manufactured Home Communities, Inc., a REIT engaged in the ownership and management of manufactured home communities, a director of Dynegy Inc., an owner and trader of utility resources, a director of CVS Corporation, a drugstore chain, a director of
                                Capital Trust, Inc., a specialized finance company, a director of Ventas, Inc., an owner of real estate in the health care sector. Ms. Rosenberg chairs the
                                Governance Committee of Equity Office Properties Trust. Ms. Rosenberg also currently chairs the compensation committees of Equity Residential, Dynegy,
                                Ventas, and Capital Trust.

 Raymond A. Gross (2001)        Raymond A. Gross is the Chief Executive Officer and a director of Security
                                Associates International, Inc. From March 2000 to June of 2001 Mr. Gross was
                                Chief Executive Officer and a director of Davel Communications, Inc. Prior to that time Mr. Gross was President of OneSource, a subsidiary of Carlisle
                                Holdings, Inc. In 1993 Mr. Gross became President, Chief Executive Officer and director of Alert Centre, Inc., which was subsequently sold to ADT where he remained as the Company's Senior Vice President. From 1984 to 1993, Mr.
                                Gross held executive positions with national firms in the telecommunications and computer services industries.

                                Principal Occupation and Directorships
Name and Year First Elected     of Other Publicly-Traded Corporations
---------------------------     -------------------------------------
 Gene M. Henderson (1998)       Gene M. Henderson was elected President and Chief Executive Officer of the
                                Company in October, 1998. From March 1997 until June 1998, Mr. Henderson was President and Chief Executive Officer of DIMAC Marketing, a full service direct marketing company based in St. Louis. From 1977 until March 1997, Mr.
                                Henderson was employed in various capacities by Epsilon Data Management, a database marketing firm based in Burlington, Massachusetts. From 1990 until
                                1998, Epsilon was a wholly-owned subsidiary of the American Express
                                Company. Among his positions at Epsilon, Mr. Henderson served as Chief
                                Operating Officer and prior to that as President of the division of Epsilon that provides services to membership and fundraising organizations.

 F. Philip Handy (1998)         F. Philip Handy is Chairman and President of Winter Park Capital Company, a
                                private investment firm he founded in 1980. Since October 2001, he also serves as Chief Executive Officer of Strategic Industries, a private global manufacturing company owned principally by Citigroup Venture Capital. From
                                1996 through 1999, he was a Managing Director of Equity Group Investments,
                                Inc., an owner and financier of real estate and corporate investments. Mr.
                                Handy currently serves as a director of each of Anixter International, Inc., a provider of integrated network and cabling solutions and Wink Communications
                                Group Inc., a provider of interactive enhancements to television programs and commercials.

 Herbert M. Gardner (1983)      Herbert M. Gardner has been a Senior Vice President of Janney Montgomery
                                Scott LLC, an investment banking firm, for more than five years. He was a director of two predecessors of the Company from 1983 through 1987. Mr.
                                Gardner is a director of Nu Horizons Electronics Corp., an electronics components distributor. He is Chairman of the Board of Supreme Industries,
                                Inc., a manufacturer of specialized truck bodies and shuttle buses. He is also a director of TGC Industries, Inc., a company in the geophysical services industry and a director of Hirsch International Corp., an importer of computerized embroidery machines and a developer of embroidery machine application software. Mr. Gardner is a director of Co-Active Marketing Group,
                                Inc., a marketing and sales promotion company, and director of Rumson-Fair
                                Haven Bank and Trust Company, a New Jersey state independent commercial bank and trust company.

 William A. Lederer (2000)      William A. Lederer is the Chairman, Chief Executive Officer and Chief
                                Investment Officer of Minotaur Capital Management, Inc., an investment firm, which he founded in 1987. Mr. Lederer also founded Art.com, an internet company focused on the delivery of online art, custom framing and art-related products, and managed it from its inception through its sale to Getty Images,
                                Inc. in 1999. Prior to founding Minotaur, Mr. Lederer was the Vice President of
                                Research at Sound Shore Management Inc., an institutional investment advisor.
                                He currently also serves as a director of the Illinois Coalition, a non-profit partisan, private/public partnership of the top leaders from business, labor, government, education and research, the Ravinia Festival, a pre-eminent international festival of the performing arts, Roosevelt University, and XOR,
                                Inc., a managed services provider of solutions for electronic business.

 John A. Ward, III (2000)       John A. Ward, III formerly served as Chairman and Chief Executive Officer of
                                American Express Bank and head of the Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and
                                Japan. His previous position was that of Chief Executive Officer of Chase
                                BankCard Services, which he held from 1993 until 1995.

                                Principal Occupation and Directorships
Name and Year First Elected     of Other Publicly-Traded Corporations
---------------------------     -------------------------------------
 George S. Wiedemann            George S. Wiedemann is the Chairman of the Board and Chief Executive
 (1998)                         Officer of Responsys Inc., a provider of on-line direct marketing technology.
                                Prior to that, Mr. Wiedemann was Chairman of the Board and Chief Executive
                                Officer of GreyDirect Marketing Group, Inc., a direct marketing agency he founded in 1979, that specializes in multimedia direct response advertising. He also co-founded and has served as Chairman and Chief Executive Officer of
                                Grey Interactive and Grey Direct e.Marketing in 1993 and 1995, respectively.
                                Mr. Wiedemann was elected to the Direct Marketing Association Board of
                                Directors in 1990, and in 1999 served as Chairman of that Board.

 Lester Wunderman (1998)        Lester Wunderman is founder and Chief Executive Officer of Wunderman,
                                L.L.C., a marketing consulting company. From 1988 through 1998, he was
                                Chairman of the Board of Wunderman Cato Johnson, a direct marketing advertising agency which he founded in 1958, and a director of Dentsu
                                Wunderman Direct, an affiliated company in Japan. From 1958 until 1988 he served as President of Wunderman Cato Johnson. He is Chairman/Director of
                                i-Behavior Inc., an electronic commerce direct marketing database services company. Mr. Wunderman also serves on the Board of Directors of the
                                Children's Television Workshop. He was formerly a director of The Advertising
                                Council and of Direct Marketing Association. He was Secretary-Treasurer of
                                the American Association of Advertising Agencies and a member of its
                                Operations Committee and Board of Directors.

2. Executive Officers of iDine

Name and Title                   Experience During Past Five Years
--------------                   ---------------------------------
 Gene M. Henderson               Gene M. Henderson became President and Chief Executive Officer in October,
 President and                   1998. From March 1997 to June 1998, Mr. Henderson was President and CEO
 Chief Executive Officer         of DIMAC Marketing in St. Louis. From 1977 to 1997, Mr. Henderson was
                                 employed at Epsilon Data Management of Burlington, Massachusetts,
                                 ultimately becoming its Chief Operating Officer. From 1990 to 1998, Epsilon
                                 was a wholly owned subsidiary of American Express Company.

 Stephen E. Lerch                Stephen E. Lerch was elected Executive Vice President and Chief Financial
 Executive Vice President        Officer of the Company, as well as Vice President of TMNI International
 and Chief Financial Officer     Incorporated, Transmedia Restaurant Company Inc. and Transmedia Service
                                 Company Inc, subsidiaries, in 1997. Previously, Mr. Lerch was a Partner at
                                 Coopers and Lybrand LLP (now PricewaterhouseCoopers), where he worked from 1978 to 1997.

 Keith E. Kiper                  Keith E. Kiper was elected Secretary in 2001. He joined the Company in 2000
 Vice President, Corporate       as Vice President and Corporate Counsel. Prior to that time, he had been in
 Counsel and Secretary           private practice in Boston, Massachusetts.

 Gregory J. Robitaille           Gregory J. Robitaille became Executive Vice President of Corporate
 Executive Vice President        Development in February 2001. From April 2000 to January 2001 Mr.
 of Corporate Development        Robitaille managed iDine's revenue management and web site projects. From
                                 September 1995 to March 2000 Mr. Robitaille was a managing director for
                                 Equity Group Investments in the Corporate Investments Department. From
                                 1991 to 1995 Mr. Robitaille worked for Dain Rauscher Corporation in Dallas,
                                 Texas. From 1985 to 1991 Mr. Robitaille was employed by The Bank of New
                                 York in New York City. Mr. Robitaille received a BA from Hamilton College and a MBA from Columbia University.

Name and Title               Experience During Past Five Years
--------------               ---------------------------------
 Gerald J. Hughes            Gerald J. Hughes became Senior Vice President of Business Development in
 Senior Vice President       November 2000, immediately prior to which he served as Vice President of
 of Business Development     Business Development for the Company's iDine.com, Inc. subsidiary. From
                             1996 through 1999, Mr. Hughes was a management consultant with Deloitte
                             Consulting. Previously he worked as a commercial lending officer for Bank of
                             Montreal and Union Bank of Switzerland. Mr. Hughes holds an A.B. from
                             Dartmouth College and an M.B.A. from the University of Chicago

3. Controlling Persons

Name             Experience During Past Five Years
----             ---------------------------------
 Samuel Zell     Samuel Zell has served as chairman of the board of directors of Equity Group
                 Investments, L.L.C. since January 1999. Mr. Zell has been a trustee and
                 Chairman of the Board of Equity Office Properties Trust since October 1996 and was named President and Chief Executive Officer of Equity Office in April
                 2002. For more than the past five years, Mr. Zell has served as chairman of the board of directors of Anixter International Inc. and Manufactured Home
                 Communities, Inc., as a director and chairman of the board of American
                 Classic Voyages Co., a provider of overnight passenger cruises in the United
                 States, and as chairman of the board of trustees of Equity Residential Properties
                 Trust. For more than five years, until December 1998, Mr. Zell was chairman of the board of directors of Equity Group Investments, Inc. Since July 1997,
                 Mr. Zell has been chairman of the board of directors of Capital Trust, Inc.
                 Since March 1997, Mr. Zell has served as a director of Chart House
                 Enterprises, Inc., an owner and operator of restaurants, and since May 1998, has been chairman of the board of directors of Chart House Enterprises, Inc.
                 Since July 1999, Mr. Zell has served as chairman of the board of directors of
                 Danielson Holding Corporation, an insurance holding company.

                                  SCHEDULE II

                                                        3 Times Square
                                                        New York, New York 10036

                                                        Tel: (212) 702-1200

June 10, 2002

Mr. John A. Ward III
Director
Mr. George S. Wiedemann
Director
c/o iDine Rewards Network Inc.
11900 Biscayne Boulevard
Miami, FL 33181-9915

To the Independent Preferred Stock Committee of the Board of Directors (the "Committee"):

We understand that iDine Rewards Network Inc. (the "Company") intends to offer to repurchase (the "Offer") outstanding shares of Series A Convertible Redeemable Preferred Stock, par value $0.10 per share ("Preferred Stock"). We further understand that the Company intends to use the aggregate Net Proceeds from the private placement (the "Private Placement") of 3,000,000 shares of common stock, par value $0.02 per share ("Common Stock"), offered by the Company at $9.50 per share pursuant to a Confidential Private Placement Memorandum dated May 20, 2002 to fund the aggregate repurchase price offered by the Company in the Repurchase Offer. Gross proceeds to the Company from the Private Placement is hereinafter referred to as the "Gross Proceeds." The Gross Proceeds from the Private Placement, net of the Company's out-of-pocket expenses incurred in connection with the Private Placement and/or the Repurchase Offer is hereinafter referred to as the "Net Proceeds."

It is our understanding that the repurchase price per each share of Preferred Stock offered by the Company in the Repurchase Offer (the "Offer Price") is based on the current market price of the Company's common stock at the time the Offer Price is approved by the Board. Our understanding is that the Offer Price of $10.61 is calculated based on the weighted average intra-day trading price of the Company's common stock on Friday, June 7, 2002 of $9.14 times the Preferred Stock conversion ratio of 1.1609 at the time of the estimated closing of the Offer on July 10, 2002. It is our further understanding that the aggregate amount offered by the Company in the Offer is not more than the aggregate Net Proceeds and that the Offer will be made on a pro rata basis.

The terms of the Offer will be fully described in the tender offer document that will be filed with the Securities and Exchange Commission (the "Offer Document").

The Committee has retained BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") pursuant to an agreement dated May 28, 2002 (the "Engagement Agreement") to act as financial advisor to the Committee and the Company's Board of Directors (the "Board") in connection with the Offer and to provide our opinion (the "Opinion") to the Committee and the Board as to the fairness of the Offer from a financial point of view to the public preferred stockholders of the Company other than Samstock, L.L.C. and its affiliates ("Samstock"), who are the majority holders of the class of Preferred Stock, as well as financial advice that may be used by the Committee in advising and making recommendations to the Board in respect of the Offer. Our Opinion is for the exclusive use of the Committee and the Board with respect to the Offer and cannot be made public, in whole or in part, or be used or relied upon by any other person, or for any other purpose without the express prior written consent of BMO Nesbitt Burns. BMO Nesbitt Burns consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer Document and the filing thereof, as necessary, by the Company with the Securities Exchange Commission. Our Opinion is not, and should not be construed as, a valuation of the Company or its respective assets or the Preferred Stock.

Relationship with Interested Parties

Neither BMO Nesbitt Burns nor any of its affiliates is an insider, associate or affiliate of the Company or any of its respective associates or affiliates. BMO Nesbitt Burns has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Company or any of their respective associates or affiliates within the past two years, except that BMO Nesbitt Burns serves as servicing agent for Fairway Finance Corporation, a purchaser in the Company's $80 million securitization facility. Bank of Montreal, the parent of BMO Nesbitt Burns, serves as liquidity agent for Fairway Finance Corporation's portion of the Company's securitization facility. There are no understandings, agreements or commitments between BMO Nesbitt Burns and the Company or any of its respective associates or affiliates with respect to any future dealings. BMO Nesbitt Burns may, in the future, in the ordinary course of its business, perform financial, advisory or investment banking services for the Company or any of its respective associates or affiliates.

BMO Nesbitt Burns acts as a trader and dealer, both as principal and agent, and as such has had, and may have, positions in the securities of the Company and from time to time, has executed or may execute transactions on behalf of the Company for which it received or may receive compensation. In addition, as an investment dealer, BMO Nesbitt Burns conducts research on securities and may, in the ordinary course of its business, be expected to provide research reports and investment advice to its clients on issuers and investment matters, including with respect to the Company and its securities.

Credentials of BMO Nesbitt Burns

BMO Nesbitt Burns is one of North America's leading investment and corporate banking firms, with operations in many geographies, including a major presence in the United States, and in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Opinion expressed herein is the opinion of BMO Nesbitt Burns and the form and content herein have been approved for release by a committee of its directors and officers, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

       (i)     Confidential Private Placement Memorandum dated May 20, 2002;

      (ii)     S-3 Registration Statement dated May 30, 2002;

     (iii)     the draft agreement between Samstock and the Company outlining the terms and conditions under which Samstock has agreed to tender its Preferred Shares into the Offer;

      (iv)     Form 10-KT filed on April 1, 2002 Annual Transition Report Ending December 31, 2001;

       (v)     Form S-2/A filed on October 5, 1999 for Series A Senior Convertible Redeemable Preferred Shares;

      (vi)     Annual reports on Form 10-K of the Company for the fiscal years ended September 30, 2000 and
               2001;

     (vii)     certain quarterly reports on Form 10-Q of the Company;

    (viii)       certain internal financial analyses and forecasts for the Company prepared by its management;

    (ix)         discussions with senior management of the Company regarding, among other things, the assets, liabilities, investments and business prospects of the Company;

    (x)          financial models with respect to the Company's business prospects based on information and assumptions provided by the management of the Company;

    (xi)         discussions with senior management of the Company regarding the loyalty management, marketing, financial services and restaurant industries in general and industry participants;

    (xii)        discussions with the Committee;

    (xiii)       other public information relating to the business, operations, financial performance and Common
                 Stock and Preferred Stock trading history of the Company and certain other publicly-traded companies;

    (xiv)        information with respect to the financial terms of recent business combinations of companies that conduct operations that are similar in nature to those of the Company's that we considered relevant;

    (xv)         a letter of representation as to certain factual matters, addressed to us and dated the date hereof, provided by senior officers of the Company; and

    (xvi)        such other information, investigations and analyses as we considered appropriate in the circumstances.

BMO Nesbitt Burns has not, to its knowledge, been denied access by the Company to any information relating to the Company requested by BMO Nesbitt Burns.

Assumptions and Limitations

With the Committee's approval and as provided for in the Engagement Agreement, we have relied upon, and have assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources or provided to us by the Company and its respective affiliates or advisors or otherwise pursuant to our engagement (collectively, the "Information") and the Opinion is conditional upon such completeness, accuracy and fair representation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such Information. Senior officers of the Company have represented to us, in a letter delivered as at the date hereof, among other things, that:

i) the Information provided to us by or on behalf of the Company is accurate and complete in all material respects at the date the Information was provided to us and did not, and does not contain any untrue statement of a material fact in respect of the Company or its subsidiaries or the Offer, and did not, and does not, omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and

ii) since the dates of the Information, there has been no material change, financial or otherwise, relating to the business and affairs of the Company or its subsidiaries and there has been no change of any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

In preparing the Opinion, we have made several assumptions, including that all of the conditions required to extend the Offer will be met.

The Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company as was reflected in the Information and documents reviewed by us and as they were represented to us in our discussions with the senior management of the Company and the Committee. In our analyses and in connection with the preparation of the Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of BMO Nesbitt Burns or any party involved in the Offer.

The Opinion is given as of the date hereof and BMO Nesbitt Burns disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to BMO Nesbitt Burns' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, BMO Nesbitt Burns reserves the right to change, modify or withdraw the Opinion.

BMO Nesbitt Burns believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any holder of the Company's Preferred Stock as to whether to tender their shares into the Offer.

Conclusion

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Offer is fair from a financial point of view to the public preferred stockholders of the Company other than Samstock.

Yours truly,

BMO Nesbitt Burns Inc.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of Series A Preferred Stock and any other required documents should be sent or delivered by each holder of Series A Preferred Stock of iDine who wishes to tender his shares in the Offer or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

                    By Mail, By Hand or Overnight Delivery
                    American Stock Transfer & Trust Company
                                59 Maiden Lane
                           New York, New York 10038

                                 By Facsimile:
                       (for Eligible Institutions Only)
                                (718) 234-5001

                            For confirmation call:
                                (800) 937-5449

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]
                            Georgeson GS Shareholder

                          17 State Street, 10th Floor
                              New York, NY 10004
                    Banks and Brokers Call: (212) 440-9800
                   All Others Call Toll Free: (800) 452-4222